**THIS DOCUMENT HAS NOT BEEN MAILED TO RSI'S SHAREHOLDERS
         PENDING ITS REVIEW BY THE SECURITIES AND EXCHANGE COMMISSION**

                           OFFER TO PURCHASE FOR CASH
                ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF
                               RSI HOLDINGS, INC.
                             AT $0.10 NET PER SHARE
                                       BY
                              BCM ACQUISITION CORP.
                                 --------------

--------------------------------------------------------------------------------
      THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON [_____], [________], 2005, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
--------------------------------------------------------------------------------

         BCM Acquisition Corp. ("BCM"), a South Carolina corporation, is offering to purchase all outstanding shares of the common stock, par value $0.01 per share (the "Shares"), of RSI Holdings, Inc., a North Carolina corporation ("RSI"), at a price of $0.10 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions specified in this Offer to Purchase and related Letter of Transmittal.

         Our offer is conditioned on, among other things, there being validly tendered and not withdrawn Shares from a sufficient number of holders of record of RSI's common stock such that, after those Shares are purchased pursuant to the Offer and the BCM shareholders have contributed their Shares to BCM, BCM would own at least 90% of RSI's voting stock. See "The Offer - Conditions of the Offer" for a description of this and certain other conditions to the Offer. This offer is not conditioned on BCM obtaining any financing or the approval of RSI's board of directors. Upon satisfaction or waiver of the conditions to the Offer, the shareholders of BCM will contribute their Shares to BCM. If BCM owns at least 90% of RSI's voting stock upon consummation of the Offer, it will effect a short-form merger of RSI into BCM.

         BCM's shareholders are three siblings, Buck A. Mickel, Charles C. Mickel and Minor Mickel Shaw. (When we use words such as "we", "us" or "our" in this Offer to Purchase, we are referring to BCM and its shareholders.) Buck A. Mickel is RSI's President and Chief Executive Officer, Charles C. Mickel is RSI's Vice President, and they are two of RSI's four directors. The Mickel siblings beneficially own approximately 76% of RSI's common stock. Because of the close relationship between BCM's shareholders and RSI, there may be actual or potential conflicts of interests between BCM and unaffiliated RSI shareholders. See "Special Factors - Conflicts of Interest."

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                                  ------------

             The date of this Offer to Purchase is [________], 2004

                                    IMPORTANT

         Shareholders desiring to tender all or any portion of their Shares should do one of the following, as applicable: (1) complete and sign the enclosed Letter of Transmittal and enclose all the documents required by it and its instructions, including your Share certificates and any required signature guarantees, and mail or deliver them to the Depositary at the address listed on the back cover of this document; (2) follow the procedure for book-entry transfer of Shares set forth in "The Offer - Procedure for Tendering Shares"; or
(3) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender those Shares.

         A shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in "The Offer - Procedure for Tendering Shares".

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER TO PURCHASE OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US.

      THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL OR A SOLICITATION OF AN OFFER TO EXCHANGE OR BUY, ANY SECURITIES OTHER THAN THE SHARES BY BCM. THE OFFER IS BEING MADE TO ALL HOLDERS OF SHARES. WE ARE NOT AWARE OF ANY STATE WHERE THE MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO A STATE STATUTE. IF WE BECOME AWARE OF ANY STATE WHERE THE MAKING OF THE OFFER IS PROHIBITED, WE WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH ANY SUCH STATUTE. IF, AFTER SUCH GOOD FAITH EFFORT, WE CANNOT COMPLY WITH ANY SUCH STATUTE, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF SHARES IN THAT STATE.

      THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below and on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                           17 State Street, 10th Floor
                            New York, New York 10004
                             Toll Free: 888-264-7027

                    BANKS AND BROKERS MAY CALL: 212-440-9800


                                TABLE OF CONTENTS

Section                                                                                                           Page

SUMMARY TERM SHEET..................................................................................................1

QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER........................................................................2

INTRODUCTION........................................................................................................7

SPECIAL FACTORS.....................................................................................................9

         Background.................................................................................................9

         Purpose of the Tender Offer; the Plans of BCM; Consideration of Alternatives..............................13

         Certain Effects of the Offer..............................................................................15

         Purchaser's Position Regarding the Fairness of the Offer..................................................17

         RSI Financial Projections.................................................................................19

         Treatment of RSI Options..................................................................................21

         Conflicts Of Interest.....................................................................................21

         Conduct of RSI's Business if the Offer is Not Completed...................................................22

THE OFFER..........................................................................................................23

         Terms of the Offer........................................................................................23

         Acceptance for Payment and Payment for Shares.............................................................24

         Contribution of Mickel Shares.............................................................................25

         Procedure for Tendering Shares............................................................................25

         Rights of Withdrawal......................................................................................28

         Federal Income Tax Consequences of the Offer..............................................................29

         Price Range of Shares; Dividends..........................................................................30

         Certain Information Concerning RSI........................................................................33

         Certain Information Concerning BCM........................................................................33

         Merger; Dissenters' Rights;...............................................................................34

         Source and Amount of Funds................................................................................36

         Conditions of the Offer...................................................................................36

         Certain Legal Matters.....................................................................................38

         Fees and Expenses.........................................................................................40

Miscellaneous......................................................................................................41


Schedule A........Information Concerning the Shareholders of BCM
Schedule B........Security Ownership of Certain Beneficial Owners and Management
Schedule C........Certain Relationships
Schedule D........Dissenters' Rights under N.C. Gen. Stat. Chapter 55, Article 13 of the General Statutes of
North Carolina

                               SUMMARY TERM SHEET

         This summary highlights important and material information contained in this Offer to Purchase but is intended to be an overview only. To fully understand the Offer described in this document and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the appendices to this Offer to Purchase, documents incorporated by reference or otherwise referred to in this Offer to Purchase and the Letter of Transmittal. Heading references are included to direct you to a more complete description of the topics contained in this summary.

     o BCM Acquisition Corp. ("BCM") is offering to acquire all of the shares of common stock, par value $0.01 per share (the "Shares"), of RSI Holdings, Inc. ("RSI"), including any Shares issued upon exercise of options. The tender price is $0.10 net per share in cash, without interest. The offer is subject to the terms and conditions set forth in this Offer to Purchase and the Letter of Transmittal (the "Offer"). See "The Offer - Terms of the Offer" for a description of the terms of the Offer.

     o BCM was formed by siblings Buck A. Mickel, Charles C. Mickel and Minor Mickel Shaw (sometimes referred to as the "Mickel siblings" or the "BCM shareholders") for the purpose of completing this Offer and the Merger. (When we use words such as "we", "us" or "our" in this Offer to Purchase, we are referring to BCM and its shareholders.) Mickel family members have been substantial shareholders in RSI since its spin-off in 1989 and currently collectively own approximately 76% of the Shares, and Buck A. Mickel has had primary management responsibility for RSI since the death of his father, Buck Mickel, in July 1998.

     o Buck A. Mickel is the President and Chief Executive Officer of RSI, and Charles C. Mickel is the Vice President of RSI. Buck A. Mickel and Charles C. Mickel are two of the four directors of RSI. The Mickel siblings collectively beneficially own approximately 76% of the Shares. Because of the close relationship between the Mickel siblings and RSI, there may be actual or potential conflicts of interests between BCM and unaffiliated RSI shareholders. See "Special Factors - Conflicts of Interest."

     o This is a "going private" transaction. If we own at least 90% of the voting securities of RSI following the purchase of Shares in the Offer and the contribution of Shares by the Mickel siblings, we will cause RSI to merge into BCM (the "Merger"). As a consequence of the Offer and the Merger:

          o The Mickel siblings will own all of the equity interests in the surviving company;

          o You will no longer have any interest in RSI's future earnings or growth;

          o    RSI will no longer be a public company;

          o    There will be no trading market for RSI Shares; and

          o RSI Shares will no longer trade on the Over the Counter Bulletin Board.

         If we complete the Offer by waiving the condition of 90% ownership, which we do not currently expect to do, then the Merger would not occur. We expect that we would continue to pursue a going-private strategy, possibly including, among other options, deregistering the Shares if possible and pursuing a long-form merger to acquire any remaining Shares.

         See "The Offer - Certain Effects of the Offer."

     o Our offer is conditioned, among other things, on the tender of a sufficient number of Shares so that, after the purchase of the Shares pursuant to the Offer and contribution of Shares to BCM by the Mickel siblings, BCM would own at least 90% of the voting securities of RSI (the "Minimum Tender Condition"). We have the right to waive or reduce the number of RSI Shares that are required to be tendered in the Offer, subject to compliance with the applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We have no current expectation that we would seek to exercise this right. Our offer is also subject to other terms and conditions. See "The Offer - Terms of the Offer," and "The Offer - Conditions of the Offer."

     o There is some uncertainty as to the application of North Carolina's business combinations statute to a combination between BCM and RSI. See "The Offer - Certain Legal Matters." If this uncertainty were to be resolved to require receipt of 95% approval of RSI's outstanding shares for a business combination between BCM and RSI, we might not be able to effect the Merger (or any similar merger). In that event, we would pursue alternative strategies, including deregistration of RSI's common stock, if possible, and liquidation. See "Special Factors - Purpose of the Offer; the Plans of BCM; Consideration of Alternatives."

     o We commenced the Offer without obtaining the approval of RSI's Board of Directors. The offer is not conditioned on the approval of the RSI Board of Directors. See "Special Factors - Background of the Offer."

     o The offer is not conditioned on our obtaining any financing. See "The Offer - Source and Amount of Funds."

     o Any shareholders who do not tender their Shares and who dissent from the Merger may exercise dissenters' rights in accordance with North Carolina law. See "The Offer - Merger; Dissenters' Rights; `Going Private' Rules" and Schedule D.

     o In the Merger, we will pay to those shareholders who do not tender their Shares and do not exercise their dissenters' rights the same consideration as we pay in the Offer. See "Introduction" and, "The Offer - Merger; Dissenters' Rights; `Going Private' Rules."

     o Shareholders who sell their Shares in the Offer will receive cash for their Shares sooner than shareholders who wait for the Merger to occur or those who exercise their dissenters' rights. Shareholders who sell their Shares in the Offer will not be entitled to the benefit of any judicial determination of the fair value of their Shares under North Carolina law.


                  QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER

Q: WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

A: BCM is offering to buy all of the outstanding shares of RSI common stock, including shares issued upon exercise of options. For information about the terms of the Offer, see "The Offer - Terms of the Offer".

Q: WHO IS OFFERING TO BUY MY SECURITIES?

A: BCM is offering to buy your securities as described in this document. BCM was formed by siblings Buck A. Mickel, Charles C. Mickel and Minor Mickel Shaw for the purpose of completing this Offer and the Merger. Buck A Mickel is the President and Chief Executive Officer of RSI, and Charles C. Mickel is the Vice President of RSI. Buck A. Mickel and Charles C. Mickel are two of the four directors of RSI. See "The Offer - Certain Information Concerning BCM", Schedule A (Information Concerning the Shareholders of BCM) and Schedule B (Security Ownership of Certain Beneficial Owners and Management) for further information about BCM and its shareholders.

Q: HOW MUCH IS BCM OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

A: BCM is offering to pay net to you $0.10 in cash for each share of common stock of RSI. See "The Offer -Terms of the Offer" for information about the terms of the Offer.

Q: DOES BCM HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

A: Yes. We have the financial resources to pay the Offer price with cash on hand. The Offer is not conditioned on our obtaining any financing. See "The Offer - Source and Amount of Funds".

Q: WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

A: The Offer is conditioned on the tender of a sufficient number of RSI Shares so that, after the purchase of the Shares pursuant to the Offer and the contribution of Shares by the Mickel siblings, BCM would own at least 90% of RSI's voting securities (the "Minimum Tender Condition"). See "The Offer - Conditions of the Offer," for a complete description of all the conditions to which the Offer is subject.

Q: HAS THIS OFFER BEEN APPROVED BY THE RSI BOARD OF DIRECTORS?

A: We commenced this Offer without obtaining the prior approval of RSI's board of directors. The completion of the Offer is not conditioned on the approval of RSI's Board of Directors. Federal securities laws require RSI's Board of Directors to advise RSI stockholders of its position on this Offer within ten business days of the date of this document. We believe that the Board is unlikely to be able to take a position with respect to the Offer, because three of the four members have conflicts of interest. See "Special Factors - Background of the Offer" and "Special Factors" - Conflicts of Interest".

Q: WHY IS BCM MAKING THIS OFFER?

A: BCM believes the Offer, if consummated, would:

     o Relieve RSI of certain expenses inherent with being a public company (during its last fiscal year, it paid in excess of $45,000 for accounting, legal, transfer agent, and related fees and costs associated with being a public company, and we anticipate that these costs will rise to over $100,000 for future years); and

     o Afford shareholders who have been unable to sell RSI common stock because of the general lack of liquidity for its common stock in the public market an opportunity to sell their RSI common stock at a price that is equal to or greater than the stock's fair market value.

BCM and the Mickel siblings have determined that maintaining a less than 100% interest in RSI is not a desirable long-term strategy. For more information, see "Special Factors - Purpose of the Offer; the Plans of BCM; Consideration of Alternatives."

Q: WHY DO BCM AND THE MICKEL SIBLINGS BELIEVE THAT THE OFFER IS FAIR TO RSI'S SHAREHOLDERS?

BCM and its shareholders, the Mickel siblings, believe that the Offer and Merger are both procedurally and financially fair to the RSI's shareholders who are not affiliated with BCM or its shareholders for the following reasons, among others:
(i) the Offer price exceeds the (negative) net book value per share of RSI common stock at August 31, 2004 by $0.14 and exceeds the (estimated nonexistent) per-share liquidation value of RSI stock by $0.10 per share, and RSI's consistent history of losses indicates that there is not much likelihood of RSI's achieving positive net book value or liquidation value in the near future;
(ii) the $0.10 per share Offer price represents an 11.1% premium to the closing price of $0.09 on August 16, 2004, the last full trading day prior to the public announcement of an anticipated going-private transaction by the Mickel siblings;
(iii) the Offer is conditioned upon BCM acquiring at least 90% of the voting securities of RSI (including through contribution by the Mickel siblings); (iv) the Mickel siblings' ownership of approximately 76% of RSI's voting securities may have limited RSI's alternatives; (v) the Offer provides the RSI shareholders with the opportunity to sell their historically illiquid holdings at a premium and without incurring brokerage and other costs typically associated with market sales; (vi) RSI's shareholders are capable of evaluating the Offer, and each RSI shareholder can individually determine whether or not to tender his/her shares;
(vii) RSI shareholders who elect not to tender their Shares in the Offer and do not exercise their dissenters' rights with respect to the Merger will receive the same consideration in the Merger that we pay in the Offer; and (viii) RSI's shareholders who elect not to tender their shares are entitled to pursue dissenters' rights under North Carolina law. See "Special Factors - Purchaser's Position Regarding the Fairness of the Offer."

Q: HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE INITIAL OFFERING
PERIOD?

A: You may tender your Shares until [_____], [________], 2005, which is the scheduled expiration date of the offering period, unless BCM decides to extend the offering period or provide a subsequent offering period. See "The Offer - Procedure for Tendering Shares" for information about tendering your shares.

Q: CAN THE OFFER BE EXTENDED, AND HOW WILL I BE NOTIFIED IF THE OFFER IS
EXTENDED?

A: Yes, BCM may elect to extend the Offer. We can do so by issuing a press release no later than 9:00 A.M., New York City time, on the business day following the scheduled expiration date of the Offer, stating the extended expiration date and the approximate number of Shares tendered to date. See "The Offer - Terms of the Offer" for information about extension of the Offer.

Q: WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

A: Following the satisfaction or waiver of all the conditions to the Offer and the acceptance of and payment for all the Shares tendered during the offering period, BCM may elect to provide a subsequent offering period of at least three
(3) business days, during which time shareholders whose Shares have not been accepted for payment may tender, but not withdraw, their Shares and receive the Offer consideration. BCM is not permitted under the federal securities laws to provide a subsequent offering period of more than twenty (20) business days. See "The Offer - Terms of the Offer" and "The Offer - "Rights of Withdrawal" for more information concerning any subsequent offering period.

Q: HOW DO I TENDER MY SHARES?

A: If you hold the certificates for your Shares, you should complete the enclosed Letter of Transmittal and enclose all the documents required by it, including your certificates and any required signature guarantees, and send them to the American Stock Transfer & Trust Company (the "Depositary") at the address listed on the back cover of this document. You may also tender your Shares by following the procedures for book-entry transfer of Shares, or by having a broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If your broker holds your Shares for you in "street name," you must instruct your broker to tender your shares on your behalf. If you cannot comply with any of these procedures, you still may be able to tender your Shares by using the guaranteed delivery procedures described in this document. In any case, the Depositary must receive all required documents prior to the expiration date of the Offer which is 5:00 p.m., [_____], [________], 2005, unless extended. See "The Offer - Procedure for Tendering Shares" for more information on the procedures for tendering your Shares.

Q: UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

A: The tender of your Shares may be withdrawn at any time prior to the expiration date of the Offer. There will be no withdrawal rights during any subsequent offering period. See "The Offer - Rights of Withdrawal" for more information.

Q: HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

A: You (or your broker if your shares are held in "street name") must notify the Depositary at the address and telephone number listed on the back cover of this document, and the notice must include the name of the shareholder that tendered the Shares, the number of Shares to be withdrawn and the name in which the tendered Shares are registered. For complete information about the procedures for withdrawing your previously tendered Shares, see "The Offer - Rights of Withdrawal".

Q:  WILL I HAVE THE RIGHT TO HAVE THE FAIR VALUE OF MY RSI SHARES DETERMINED?

A: If you tender your RSI Shares in the Offer, you will not be entitled to exercise statutory dissenters' rights under North Carolina law. If you do not tender your Shares in the Offer and the Merger occurs, you will have a statutory right to demand payment of the judicially determined fair value of your RSI Shares plus a fair rate of interest, if any, from the date of the Merger. The judicially determined fair value may be more than, less than or the same as the cash consideration we pay in the Offer and the Merger. See "The Offer - Merger; Dissenters' Rights; `Going Private' Rules" and Schedule D for more information.

Q: IF BCM CONSUMMATES THE TENDER OFFER, WHAT ARE ITS PLANS WITH RESPECT TO THE SHARES THAT ARE NOT TENDERED IN THE OFFER?

A: If the tender offer is successful and we own at least 90% of the voting securities of RSI, we will cause RSI to merge with and into BCM and will pay the RSI shareholders who have not tendered their Shares the same consideration we paid for Shares in the tender offer. After the Merger, RSI will cease to exist as a separate entity. The surviving company, which is expected to be renamed "RSI Holdings, Inc." as part of the Merger (the "New RSI"), will be wholly owned by the Mickel siblings.

RSI shareholders who do not tender their Shares in the Offer will have a right to dissent and exercise their dissenters' rights to receive the fair value of their Shares under North Carolina law. If you exercise your dissenters' rights, you will not receive the Merger consideration unless you waive or effectively lose your dissenters' rights. See "The Offer - Merger; Dissenters' Rights; `Going Private' Rules."

If you do not tender in the Offer and the Merger does not occur, and we purchase Shares in the Offer, our purchase of Shares will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares. These events could adversely affect the liquidity and trading price of the remaining Shares held by the public. The Shares may no longer be quoted on the Over the Counter Bulletin Board. In addition, RSI may no longer be required to make filings with the SEC or comply with the SEC's rules relating to publicly-held companies. In addition, we expect that we would continue to pursue a going-private strategy, possibly including, among other options, pursuing a long-form merger to acquire any remaining Shares. See "Special Factors - Certain Effects of the Offer," for more information about the effect of the Offer on your Shares.

Q: WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

A: On August 16, 2004, the last full trading day prior to the public announcement of an anticipated going-private transaction by the Mickel siblings, the reported closing price on the Nasdaq OTC Bulletin Board Market was $0.09 per Share. For the year, quarter, month and week ending on August 16, 2004, the average closing prices were $0.093, $0.084, $0.090 and $0.090 per Share, respectively. The $0.10 per Share price represents an 11.1% premium over the August 16, 2004 closing price and premiums of 7.6%, 19.1%, 11.1% and 11.1% over the average closing prices for the year, quarter, month and week ending on August 16, 2004, respectively. Since August 16, there have been trades in the Shares on eight days. Between August 16 and November 19, there were trades on four days, and the closing price each day was $0.08 per Share. After November 19, there have been trades on four days, and the closing price each day was $0.10 per Share. You should obtain a recent market quotation for Shares of the common stock of RSI in deciding whether to tender your Shares. In addition, because RSI's stock is thinly traded, its closing prices may not be as meaningful as for more heavily traded stock. See "The Offer - Price Range of Shares; Dividends" for recent high and low sales prices for the Shares.

Q: WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

A: If you are the record owner of your shares and you tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, it may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "The Offer - Procedure for Tendering Shares."

Q: HOW WILL U.S. TAXPAYERS BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES?

A: If you are a U.S. taxpayer, your receipt of cash for RSI Shares in the Offer will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between
(i) the cash you receive in the Offer and (ii) your adjusted tax basis in the RSI Shares you sell in the Offer. That gain or loss will be a capital gain or loss if the shares are a capital asset in your hands, and will be long-term capital gain or loss if the shares have been held for more than one year at the time the Offer is completed. You are urged to consult your own tax advisor as to the particular tax consequences of the Offer to you. See "The Offer - Federal Income Tax Consequences of the Offer."

Q: WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

A: If you have questions or you need assistance you should contact the Information Agent at the following address and telephone number:

         Georgeson Shareholder Communications Inc.
         17 State Street, 10th Floor
         New York, New York 10004
         Toll Free: 888-264-7027
         Banks and Brokers may call: 212-440-9800

                                  INTRODUCTION

         BCM Acquisition Corp., a South Carolina corporation ("BCM" or the "Purchaser"), hereby offers to purchase any and all of the issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), of RSI Holdings, Inc., a North Carolina corporation ("RSI"), at a price of $0.10 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"). The Offer price exceeds the (negative) net book value per share of RSI common stock at August 31, 2004 by $0.14 and exceeds the (estimated nonexistent) per-share liquidation value of RSI stock by $0.10 per share. The Offer Price also represents a premium of approximately 11.1% over the August 16, 2004 closing price and premiums of 7.6%, 19.1%, 11.1% and 11.1% over the average closing prices for the year, quarter, month and week ending on August 16, 2004, the last full trading day before the public announcement of the Mickel siblings' intention to initiate a going-private transaction. Because RSI's stock is thinly traded, however, its closing prices may not be as meaningful as for more heavily traded stock. As of [________], 2004, there were 7,846,455 shares of RSI's common stock outstanding, 5,934,856 (approximately 76%) of which were owned by the Mickel siblings.

         If you are a record owner of Shares, you will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares in the Offer. Stockholders who hold their Shares through bankers or brokers should check with such institutions as to whether they charge any service fee. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup U.S. federal income tax withholding of 28% of the gross proceeds payable to you. We will pay all charges and expenses of American Stock Transfer & Trust Company, as Depositary (the "Depositary"), and Georgeson Shareholder Communications, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer.

         OUR OFFER IS CONDITIONED, AMONG OTHER THINGS, ON THE TENDER OF A SUFFICIENT NUMBER OF SHARES SO THAT, AFTER THE PURCHASE OF THE SHARES PURSUANT TO THE OFFER AND CONTRIBUTION OF SHARES BY THE MICKEL SIBLINGS, BCM WOULD OWN AT LEAST 90% OF THE VOTING SECURITIES OF RSI (THE "MINIMUM TENDER CONDITION").

         WE RESERVE THE RIGHT TO WAIVE OR REDUCE THE MINIMUM TENDER CONDITION AND TO ELECT TO PURCHASE A SMALLER NUMBER OF SHARES, SUBJECT TO COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE EXCHANGE ACT. WE HAVE NO CURRENT EXPECTATION THAT WE WOULD SEEK TO EXERCISE THIS RIGHT. OUR OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS.
SEE "THE OFFER - TERMS OF THE OFFER," AND "THE OFFER - CONDITIONS OF THE OFFER."

         The purpose of the Offer is to acquire as many outstanding Shares as possible as a first step in acquiring all of the equity of RSI. If the Minimum Tender Condition is satisfied and we own at least 90% of the voting securities of RSI, we will effect the Merger: RSI will merge with BCM through a short-form merger. In the Merger, each outstanding Share that we do not own (other than Shares held by RSI shareholders who dissent from the Merger and perfect their dissenters' rights under the North Carolina Business Corporation Act (the "NCBCA")) will be converted into the right to receive the same consideration that we paid in the Offer, without interest. See "The Offer - Merger; Dissenters' Rights; `Going Private' Rules." Under the NCBCA and under the South Carolina Business Corporation Act of 1988 (the "SCBCA"), which applies to BCM, if BCM owns at least 90% of the voting securities of RSI we can consummate the Merger without a vote of or prior notice to the remaining shareholders or Board of Directors of RSI. See "The Offer - Merger; Dissenters' Rights; `Going Private' Rules." As a result of the Offer and the Merger, BCM would be the surviving company, would be renamed "RSI Holdings, Inc." and would be wholly owned by the Mickel siblings. RSI would cease to exist as a separate entity and the Shares would no longer trade publicly. If we complete the Offer by waiving the Minimum Tender Condition, which we do not currently expect to do, then the

Merger would not occur. We expect that we would continue to pursue a going-private strategy, possibly including, among other options, deregistering the Shares if possible and pursuing a long-form merger to acquire the remaining Shares.

         We have not asked the RSI Board of Directors to approve the Offer. The RSI board must file with the Securities and Exchange Commission (the "SEC") and provide to RSI stockholders a "Solicitation/Recommendation Statement on Schedule 14D-9" within ten business days from the commencement of this Offer. We believe that the Board is unlikely to be able to take a position with respect to the Offer, because three of the four members have conflicts of interest. We encourage you to review carefully the Schedule 14D-9 when it becomes available.

         Buck A. Mickel is the President and Chief Executive Officer of RSI and Charles C. Mickel is the Vice President of RSI. Buck A. Mickel and Charles C. Mickel are two of the four directors of RSI. The Mickel siblings collectively beneficially own approximately 76% of the Shares.

         This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase include certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding our intent, belief or current expectations of, including statements concerning our plans with respect to, the acquisition of all of the Shares. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include, among other things:

     o    general economic, capital market and business conditions;

     o    terrorist attacks on the United States or international targets;

     o    changes in government regulation;

     o the risks and uncertainties described in RSI's filings with the SEC under the Exchange Act; and

     o changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations.

         THE OFFER IS CONDITIONED UPON THE SATISFACTION OR WAIVER OF THE CONDITIONS DESCRIBED IN "THE OFFER - CERTAIN CONDITIONS OF THE OFFER." THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON [_____], [________], 2005,
UNLESS WE EXTEND IT.

         THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                 SPECIAL FACTORS

BACKGROUND

         BACKGROUND OF RSI AND THE MICKELS' INVESTMENT

         RSI has had a troubled history in recent years. In January 2000, RSI commenced the liquidation of its sole operating subsidiary at the time, HomeAdd Financial Corporation. RSI completed the liquidation of HomeAdd during December 2000, and during the period from January 2001 through March 2002, RSI searched for and investigated business opportunities. In March 2002, RSI acquired its current sole operating subsidiary, Employment Solutions, which is in the business of locating and providing labor to industrial companies. Since then, RSI has had a consistent history of losses and of relatively flat revenues, and with the anticipated cost increases associated with being a public company, we expect that RSI's losses will increase as well.

         Over the past several years, Mickel family members have provided the bulk of RSI's funding. During August 2001, Minor H. Mickel, the Mickel siblings' mother, loaned RSI $250,000 under a 5-year unsecured note. During February 2002, Minor H. Mickel and the Mickel siblings collectively loaned RSI $1,260,000 under 5-year unsecured notes, the proceeds of which were used to purchase the assets of RSI's subsidiary, Employment Solutions. Minor H. Mickel's interest in these notes from RSI has since been given to the Mickel siblings.

         RSI's continuing operations depend on the deferral of the payment of interest by the Mickel siblings with respect to their notes from RSI. They (and, before she gave them the notes, Minor H. Mickel) have permitted the deferral of payment of interest on their notes payable aggregating $1,200,000 in principal amount since the notes' issuance. Since November 2003, the Mickel siblings have also permitted the deferral of payment of interest under the other notes payable held by them, in the aggregate principal amount of $310,000. The aggregate amount of the deferral of interest on these notes is approximately $9,000 per month. The Mickel siblings have agreed that they will not require payment of interest until July 2005 at the earliest.

         Given this history of funding RSI through loans and maintaining RSI's ability to operate by deferring our interest payments, we have determined that RSI's remaining a public company and our maintaining a less than 100% interest in RSI is not a desirable long-term strategy. We believe that RSI may be able to make modest improvements in operations and achieve profitability, but we do not anticipate any substantial improvement to its existing business and we are not contemplating any acquisition of another business. Accordingly, we believe that the achievement of profitability is only possible for RSI as a private company, because any reasonably possible projected future improvements would otherwise be outweighed by projected public company expenses. Accordingly, we have no interest in continuing to support RSI as a public company. Moreover, we believe that it would not be prudent to advance further funds to RSI, because we would derive only a portion of the benefits contributed.

         BACKGROUND OF THE OFFER

         Buck A. Mickel, and consequently the Mickel siblings and RSI's Board of Directors, began to consider a going-private transaction for RSI in late 2003. At a November 3, 2003 board meeting, Buck A. Mickel began a discussion about the potential benefits of RSI's being a private company. In particular, he highlighted the increasing costs of being a public company, which had been approximately $50,000 per year. Mr. Mickel noted that the likely cost to purchase all the stock of shareholders other than the Mickels, RSI directors and management, including their family members, would be saved in a few years through savings in legal, accounting and other costs associated with meeting the filing requirements of public companies. In addition, he mentioned that there are no real advantages to shareholders to RSI's being a public company, because

RSI is thinly traded and there is therefore very little liquidity for the stock. There was a general agreement among the Board members that they would begin to explore the possibility of taking RSI private.

         In late November 2003, a family health crisis developed in the Mickel family, and the Mickel siblings chose to delay any going-private planning in order to focus on the crisis.

         During December 2003, RSI's management continued to seek a qualified firm that a special committee of independent directors, which RSI's directors and management expected to be created in connection with a going-private transaction, might employ to issue a fairness opinion of any offer that might be presented to the Board. The range of prices quoted to RSI by various firms for those firms to give a fairness opinion ranged from a low estimate of $50,000-$75,000 range to a price in the $250,000 range. Given the likely consideration to unaffiliated shareholders in a going-private transaction, it was felt that these prices were excessive in relation to the likely price of the transaction and would not add sufficient value to justify the cost. In January 2004, RSI's management spoke with a firm that quoted a price of $20,000 to provide a valuation of RSI. Based on this quote, the Board approved this firm's proposal. However, on learning that the valuation would be included in RSI's filings with the SEC, the firm withdrew the quote and declined to provide services to RSI.

         At its January 29, 2004 meeting, the Board continued to discuss the possibility of a going-private transaction for RSI. Buck Mickel noted that any going-private transaction had been delayed and would continue to be delayed due to a family health crisis. He raised, and the Board discussed, the possibility of a transaction in which all the stock except the stock of those shareholders who are not considered insiders or family of insiders (1,233,995 shares) would be purchased or cashed out. The objective Buck Mickel raised was to buy as many of the 1,233,995 shares as possible through a tender offer and to bring the total number of shareholders to less than 500, below which RSI could terminate its registration with the SEC. Mr. Mickel furnished a schedule to the Board to the effect that the expenses incurred by RSI over the prior two years relating to public company disclosures total $124,930.

         From November 2003 through January 2004, Buck Mickel and, consequently, the Mickel siblings considered the possibility of their making a tender offer for shares of RSI's stock owned by other shareholders. They considered the advantages of this structure, including the potential for concluding the transaction more quickly than would be likely in other structures, such as a long-form merger. They also considered the disadvantages, including the possibility that RSI's shareholders would choose not to tender their shares because of the minimal value involved. It has been RSI's experience that many shareholders are indifferent to their holdings in RSI - for instance, only 25% of RSI's shareholders submitted their certificates for exchange in connection with RSI's reverse stock split completed in 2002.

         In considering the possibility of a tender offer, the Mickel siblings concluded that a tender offer would best be followed by a cash-out merger. Buck Mickel presented for the Board's consideration a long-form merger transaction as an alternative to a tender offer and short-form merger transaction. At the Board's May 3, 2004 meeting, discussions continued as to potential reasons for going private. Buck Mickel presented information showing actual public-company-related expenses of $45,435 for the most recent fiscal year as compared to estimated expenses of $109,200 for the fiscal year ended August 31, 2005. Anticipated expenses for the 2005 fiscal year include the evaluation of internal controls and the additional Form 8-K filing requirements. The Board concluded that the cost and the management time required to comply with public company requirements is becoming disproportionate to the size of RSI. Buck Mickel raised, and the Board discussed, the possibility of a merger structure in which all of the RSI stock other than stock owned by the Mickel family members would be cashed out.

         In June 2004, the Mickel siblings and RSI's management considered the possibility of a going-private cash-out merger in which the Mickel siblings would be the sole remaining shareholders of the surviving company.

         At the Board's August 2, 2004 meeting, discussions about a potential transaction continued. Buck Mickel gave the directors projections for the 2004-05 fiscal year that projected estimated savings from not having to comply with the public company filing requirements of $109,200. (These projections are discussed below in "Special Factors - RSI Financial Projections.")

         During the week of August 9, the Mickel siblings discussed a cash-out going-private merger structure. Under the North Carolina Shareholder Protection Act of the NCBCA, under some circumstances the business combination between a company and owners of more than 20% of its stock requires the approval of 95% of the company's outstanding shares. As indicated under "The Offer - Certain Legal Matters", we believe that an exemption from the Shareholder Protection Act applies to any combination between the Mickels and RSI, including the Merger, but because the factual situation is complicated and there is no interpretive case law with respect to this exemption, there is some uncertainty as to the application of this statute to RSI. For this reason, and because historical voting records and conversations with a prospective proxy solicitor indicated that 95% approval was an achievable threshold, the Mickel siblings considered voluntarily including a 95% approval requirement for RSI's shareholders.

         Buck Mickel independently concluded in the time leading up to August 2004 that $0.10 was a fair offering price, for the reasons outlined in "Special Factors - Purchaser's Position Regarding the Fairness of the Offer". These reasons included, among others, RSI's deficit net worth, its continued losses, and its cash flow, which requires the deferral of interest in order for RSI to continue in business, its illiquid stock market, and the premium represented by $0.10 per share over the then-current trading price. He presented this price to Charles C. Mickel and Minor Mickel Shaw for their consideration in the week of August 9, 2004. After the Mickel siblings discussed whether a further investment in RSI was a good business decision and concluded that they would be willing to incur the expense of a going-private transaction, they discussed the proposed offering price of $0.10, including Buck Mickel's reasons for proposing it, and concluded that the price was fair.

         On August 12, 2004, the Mickel siblings signed a letter proposing the Merger. On August 13, 2004, Buck Mickel sent the letter to the other Board members, along with a request for a special meeting of directors by teleconference on August 16, 2004. The letter was filed as an exhibit to the amendments to Schedule 13D filed by each of the Mickel siblings on August 23, 2004, and it is reproduced below:

                                 BUCK A. MICKEL
                              6 WOODLAND WAY CIRCLE
                        GREENVILLE, SOUTH CAROLINA 29601

August 12, 2004

RSI Holdings, Inc.
Board of Directors
28 East Court Street
PO Box 6847
Greenville, SC  29606

Dear Sirs:

This letter is to inform you of the undersigneds' intention to acquire all common stock of RSI Holdings, Inc. (the "Company") in a going-private transaction, in the form of a merger of the Company with an acquisition entity to be formed and owned by the undersigned and anticipated to be named BCM Corp. Upon consummation of the merger, all Company stock held by BCM Corp. would be canceled and all Company stock held by other persons would be canceled and converted into a right to receive $0.10 per share of Company stock. This price represents a premium of $0.01 over the trading price of July 14, 2004, the most recent trading price of the Company's stock.

BCM Corp. will be a newly formed South Carolina corporation created as a vehicle for the proposed transaction. The sole holders and anticipated ownership percentages of BCM Corp.'s stock would be Buck A Mickel (53.53%), Charles C. Mickel (23.89%) and Minor Mickel Shaw (22.58%) (collectively, the "BCM Shareholders"). The BCM Shareholders would contribute their holdings of the Company's common stock to BCM Corp. upon approval of the transaction by the Company's shareholders. Consequently, following the consummation of the proposed transaction, the BCM Shareholders would be the sole owners of the BCM Corp., the successor by merger to the Company.

The offer is conditioned on approval by the Company's board of directors, including any special committee formed by the board to consider the proposal, and on approval by at least 95% of the Company's stockholders. The BCM Shareholders will have funds available to finance the payment of the merger consideration, and there is no funding-related condition to the offer. The transaction does not require any governmental or regulatory approvals other than those required to satisfy North Carolina and South Carolina acquisition statutes and the Securities and Exchange Commission in connection with proxy solicitations and going-private transactions.

Because the BCM Shareholders hold a majority shareholding position in the Company and because Buck A. Mickel and Charles C. Mickel serve as directors and officers of the Company, the undersigned strongly suggests that the Company's board form a special committee, consisting of directors who are not officers or employees of the Company, to consider BCM Corp.'s proposal.

Sincerely,

         /s/ Buck A. Mickel          /s/ Charles C. Mickel
----------------------------------   --------------------------------------
         Buck A. Mickel              Charles C. Mickel

         /s/ Minor M. Shaw
----------------------------------
         Minor M. Shaw

         On August 16, 2004, the Board met by teleconference. Buck A. Mickel presented the proposal to the Board. He explained the Mickel siblings' reasons for the transaction, including the disproportionate size of the costs associated with being a public company and the limited liquidity of RSI stock. He stated that the Mickel family has been financing RSI with loans and has been maintaining its working capital by deferring interest payments on the loans, and he noted that the Mickels might not be willing to continue to finance RSI unless it becomes a private company. The Board formed a special committee composed of the two non-employee Board members, C.C. Guy and Charles M. Bolt, to consider and negotiate the transaction from the perspective of unaffiliated shareholders. Mr. Mickel mentioned that RSI's counsel had referred RSI to Ronald E. Gregory, a potential independent evaluator of the transaction, noted that he had not been in contact with Mr. Gregory and gave his contact information to the members of the special committee.

         On August 16, 2004, after the Board meeting, the members of the special committee spoke by teleconference with Ronald E. Gregory of R.E. Gregory & Co., LLC, d/b/a Economic Evaluations ("Economic Evaluations"). After discussing his credentials and the potential scope of work he would provide, the committee agreed to engage Economic Evaluations. On August 18, 2004, the special committee and Economic Evaluations signed an engagement letter dated as of August 16, 2004.

         On August 19, 2004, RSI and the Mickels received a report from ADP Investor Communications Services with details about the beneficial ownership of RSI's stock. They learned that approximately 4.5% of the Shares are beneficially owned by street-name holders who have chosen not to provide their personal contact information. Because these shareholders cannot be contacted by a proxy solicitor and because RSI's experience is that its small shareholders appear to be indifferent to and unresponsive about their RSI holdings, the Mickels concluded that RSI might not be able to achieve a 95% participation rate, and that as a consequence voluntarily seeking a 95% approval vote for a complicated, expensive going-private transaction might not be a reasonable option.

         On August 20, 2004, Ronald Gregory of Economic Evaluations informed C.C. Guy, one of the members of the special committee, by telephone of his conclusion that $0.10 represents a fair price for the Shares.

         On September 1, 2004, the Mickels and RSI learned that Charles M. Bolt, one of RSI's five directors at the time and one of the two members of the special committee appointed with respect to the proposed merger transaction, was seriously ill and would be unable to continue to serve actively for some period of time. Buck Mickel concluded that it would be unreasonable for RSI to expect C.C. Guy to serve alone on a special committee and that having a special committee to evaluate any going-private offer was therefore impossible.

         In late August and early September 2004, the Mickels reevaluated the structuring options available for a going-private transaction. They concluded that the likelihood of a substantial percentage of unresponsive, unreachable shareholders, the inability to have a special committee of independent directors, and the cost and delay of obtaining the approvals of RSI's Board of Directors and of RSI's stockholders as compared to a tender offer weighed against continuing to pursue the long-form merger transaction. In considering the options, they came to the conclusion that a tender offer, followed by a short-form merger, was likely to be the quickest and most cost effective way to offer liquidity to RSI's unaffiliated shareholders and to enable RSI to go private.

         On September 13, 2004, RSI's board dissolved the special committee formed in connection with the proposed merger and, acting on behalf of RSI's unaffiliated shareholders, engaged Economic Evaluations to provide a fairness opinion and supporting analysis to be included in RSI's response to the contemplated tender offer.

         On September 27, 2004, Ronald Gregory of Economic Evaluations delivered a draft fairness opinion to RSI for use by its board acting on behalf of RSI's unaffiliated shareholders. Because the board is unlikely to be able to take a position with respect to the Offer due to the conflicts of interest of three of the four board members, the board did not negotiate the fairness opinion or suggest any revisions except for minor factual corrections. On September 28, 2004, Mr. Gregory delivered a final fairness opinion, which is expected to be included with RSI's response to this Offer on Schedule 14D-9. Because we have a copy of the final opinion, we are aware that it concludes that the Offer price is fair, from a financial point of view, to RSI's unaffiliated shareholders. We did not consider this opinion in reaching our conclusion as to the fairness of the Offer, and we urge you to read the opinion in its entirety, including its supporting analysis, when RSI responds to this Offer on Schedule 14D-9.

         On October 13, 2004, BCM and the Mickel siblings filed this Offer to Purchase with the Commission for review purposes only and without commencing the Offer.

         On November 3, 2004, RSI board member Charles M. Bolt passed away.

PURPOSE OF THE TENDER OFFER; THE PLANS OF BCM; CONSIDERATION OF ALTERNATIVES

         We have determined that RSI's remaining a public company and our maintaining a less than 100% interest in RSI is not a desirable long-term strategy. We have historically funded RSI through loans and have deferred interest payments to maintain RSI's ability to operate, and we believe that it would not be prudent to advance further funds to RSI, because we would derive only a portion of the benefits contributed. We believe that RSI may be able to make modest improvements in operations and achieve profitability, but we do not anticipate any substantial improvement to its existing business and we are not contemplating any acquisition of another business. Accordingly, we believe that the achievement of profitability is only possible for RSI as a private company, because any reasonably possible projected future improvements would otherwise be outweighed by projected public company expenses. Accordingly, we have no interest in continuing to support RSI as a public company.

         We believe that the costs and additional burdens on RSI's management associated with public reporting and other procedural and compliance requirements resulting from RSI's status as a public company, are a strain on RSI's management resources, shareholder return and operations. The current cost of compliance is, in our view, disproportionate to RSI's size, and we believe that these costs are likely to increase in the future as, for example, internal control evaluating and reporting requirements begin to apply to RSI. Making RSI wholly-owned by the Mickel siblings will reduce these complications and costs and provide RSI's management the ability to focus on long-term business goals, operations and a return to profitability rather than on compliance-related issues. Further, given the public capital market trends affecting small-cap companies, including institutional investors' perceived lack of interest in companies with limited public float, RSI is not deriving benefits from its status as a public company.

         Upon the successful completion of the Offer and the Merger, we would be more willing to make further contributions of capital and management expertise in order to effect changes and improvements that we believe are necessary for RSI to achieve profitability.

         The purpose of the Offer is for BCM to acquire for cash as many outstanding Shares as possible. The Offer is a first step in acquiring all equity interests in RSI not owned by us. The Merger is intended to pay for and remove any remaining minority interest.

         If we own at least 90% of the voting securities of RSI following the purchase of Shares in the Offer and the contribution of Shares by the Mickel siblings, the Merger will be effected. As a result of the Offer and the Merger, the surviving company of the merger of RSI into BCM (the New RSI) would be wholly owned by the Mickel siblings and the Shares would no longer trade publicly.

         Following completion of the Offer and the Merger, we will cause the Shares to be delisted from the Over the Counter Bulletin Board and New RSI will be a privately-held corporation. Accordingly, current shareholders who are not affiliated with us will not have the opportunity to participate in any earnings and growth of New RSI and will not have any right to vote on corporate matters. Correspondingly, after completion of the Merger, former shareholders will not face the risk of losses resulting from New RSI's operations or from any decline in the value of New RSI. Also, if there is ever any offset to RSI's future taxable income from RSI's net operating loss carryforwards, the benefit of the offset will be realized only by continuing shareholders. See "Special Factors - Conflicts of Interest - Net Operating Loss Carryforwards."

         If we complete the Offer by waiving the condition of 90% ownership, which we do not currently expect to do, then the Merger would not occur. In that event, we expect that we would continue to pursue a going-private strategy, possibly including, among other options, deregistering the Shares if possible and pursuing a long-form merger to acquire any remaining Shares. If a long-form merger were prohibited (for instance, as a result of any adverse ruling as to the application of North Carolina's business combinations statute, which is described in more detail in "The Offer - Certain Legal Matters"), then we would consider other alternatives, including liquidation.

         Except as otherwise described in this Offer to Purchase, we have no current plans or proposals or negotiations which relate to or would result in:
(i) an extraordinary corporate transaction, such as a merger (other than the Merger), reorganization or liquidation involving RSI; (ii) any purchase, sale or transfer of a material amount of assets of RSI; (iii) any material change in RSI's present dividend rate or policy; (iv) any change in the management of RSI (except that Charles M. Bolt, who passed away November 3, 2004, will not serve on the board of New RSI); or (v) any other material change in RSI's corporate structure or business. We expressly reserve the right to change our business plans with respect to RSI based on future developments.

         As discussed above in "Background - Background of the Offer", we considered alternative structures, and we came to the conclusion that a tender offer, followed by a short-form merger, was likely to be the quickest and most cost effective way to offer liquidity to RSI's unaffiliated shareholders and to enable RSI to go private. We rejected the long-form merger structure due to the likelihood of a substantial percentage of unresponsive, unreachable shareholders, the inability to have a special committee of independent directors, and the cost and delay of obtaining the approvals of RSI's Board of Directors and of RSI's stockholders as compared to a tender offer. Other alternatives, including an asset sale from RSI to BCM or bankruptcy protection for RSI, were rejected because they would result in no payments to unaffiliated shareholders.

CERTAIN EFFECTS OF THE OFFER

         The Offer and the Merger will present certain potential benefits and detriments to unaffiliated shareholders and to RSI, BCM and the Mickel siblings.

         UNAFFILIATED SHAREHOLDERS

         Benefits of the Offer and the Merger to unaffiliated shareholders include the following:

         OFFER PRICE ABOVE MARKET PRICE, BOOK VALUE AND LIQUIDATION VALUE. Unaffiliated shareholders will receive $0.10 cash per share, which represents an 11.1% premium to the closing price of $0.09 on August 16, 2004, the last full trading day prior to the public announcement of an anticipated going-private transaction by the Mickel siblings. It also exceeds the (negative) net book value per share of RSI common stock at August 31, 2004 by $0.14 and exceeds the (estimated nonexistent) per-share liquidation value of RSI stock by $0.10 per share

         LIQUIDITY. The market for RSI common stock is very illiquid, as is common for publicly-traded companies of comparable size. As a result, it is extremely difficult for shareholders to dispose of any significant number of shares of common stock without significant impact on the market price. The low trading volume for the common stock, lack of multiple market makers, lack of analyst coverage, small public float of the common stock, minority unaffiliated ownership interest and small market capitalization of RSI have all continued to adversely affect the trading market for RSI common stock. The Offer and Merger will enable shareholders to dispose of their common stock at a fair price, notwithstanding the illiquid market for the common stock, rather than continue to own these shares subject to the risks presented by the illiquid trading market.

         ABSENCE OF BROKERAGE COSTS. The Offer and Merger will enable shareholders to dispose of their common stock without incurring brokerage and other costs typically associated with market sales, which could be large in proportion to the proceeds received.

         NO INVESTMENT RISK. The Offer and the Merger will remove future investment risks to unaffiliated shareholders associated with holding RSI common stock.

         Detriments of the Offer and the Merger to unaffiliated shareholders include the following:

         NO PARTICIPATION IN FUTURE GROWTH. If the Offer and the Merger are completed, you will not have the opportunity to participate in any future earnings, profits and growth of RSI and will not have the right to vote on corporate matters relating to RSI. In addition, only the Mickel siblings will benefit from any future increase in the value of RSI. For instance, if there is ever any offset to RSI's future taxable income from RSI's net operating loss carryforwards, the benefit of the offset will be realized only by continuing shareholders. See "Special Factors - Conflicts of Interest - Net Operating Loss Carryforwards."

         Correspondingly, the Mickel siblings will bear the risk of any decrease in the value of RSI, and you will not face the risk of a decline in the value of RSI. For example, the (negative) net book value of RSI was ($331,679) at August

31, 2004, and RSI's net loss for the fiscal year ended August 31, 2004 was ($138,123). As a result of the consummation of the Offer and Merger, the interest of the Mickel siblings (and thus BCM's) aggregate interest in the (negative) net book value of RSI (as of August 31, 2004) will increase from 75.9% or ($251,744) to 100.0% or $($331,679), and their interest in RSI's net loss for the fiscal year ended August 31, 2004 will increase from 75.9% or ($104,835) to 100.0% or ($138,123). The effect of the Offer and Merger on the interest of each Mickel sibling in RSI's (negative) net book value and net loss is described on Schedule B (Security Ownership of Certain Beneficial Owners and Management).

         TAXABLE EVENT. The receipt of cash following the Offer or the Merger will constitute a taxable transaction for federal income tax purposes, which would be a detriment to a shareholder if the Offering Price is higher than the shareholder's adjusted tax basis and therefore created a taxable gain. However, if the Offering Price is lower than the shareholder's adjusted tax basis, then the receipt of cash in the Offer or the Merger would create a taxable loss, which may be a benefit to the shareholder, depending on the shareholder's particular circumstances. See "The Offer - Federal Income Tax Consequences of the Offer".

         EXCHANGE ACT REGISTRATION. The Shares are currently registered under
Section 12 of the Exchange Act. Because RSI is not listed on a national securities exchange and RSI's total assets have not exceeded $10,000,000 at the end of each of its three most recent fiscal years, RSI can terminate its reporting obligations under Section 12 and suspend its reporting obligations under Section 15(d) of the Exchange Act if there are fewer than 500 holders of record of the Shares. (In RSI's 10-KSB for the fiscal year ended August 31, 2004, RSI reported that it had approximately 526 shareholders of record as of November 17, 2004.) Even if RSI's total assets were to exceed $10,000,000, it could terminate and suspend its obligations if there are fewer than 300 holders of record of the Shares.

         The purpose of the Offer is for BCM to acquire for cash as many outstanding Shares as possible - the Offer is a first step in acquiring all equity interests in RSI not owned by us, and the Merger is intended to pay for and remove any remaining minority interest. Accordingly, we expect that the Offer and the Merger will be consummated and that New RSI (the corporation surviving the merger of RSI into BCM) will have only three shareholders. If we cannot effect a short-form merger and we have fewer than 300 shareholders of record after consummation of the Offer, we will proceed to terminate and suspend RSI's reporting obligations under Section 12 and Section 15(d), respectively, under the Exchange Act. If, on the other hand, we cannot effect a short-form merger and we have more than 300 shareholders of record, then we expect that we would continue to pursue a going-private strategy that would have the effect of reducing holders of record to fewer than 300.

         If a merger could not be effected (for instance, as a result of any adverse ruling as to the application of North Carolina's business combinations statute, which is described in more detail in "The Offer - Certain Legal Matters"), and if RSI had between 300 and 500 shareholders of record following consummation of the Offer, RSI would be eligible for deregistration under the Exchange Act as described above. Deregistration of the Shares would substantially reduce the information required to be furnished by RSI to its shareholders, including the immediate cessation of RSI's obligation to file periodic reports such as 10-KSBs, 10-QSBs and 8-Ks. Ninety days following deregistration, certain provisions of the Exchange Act would no longer be applicable to RSI, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of RSI and persons holding "restricted securities" of RSI to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for inclusion on the Over the Counter Bulletin Board.

         The continued suspension of RSI's reporting obligations pursuant to
Section 15(d) of the Exchange Act would depend on RSI continuing to have under $10,000,000 in total assets and fewer than 500 holders of record on the first day of each fiscal year. As a result, RSI would have to monitor its asset and shareholder levels and would have to resume reporting obligations if these levels were to rise above the threshold amount.

         RSI, BCM AND THE MICKEL SIBLINGS

         Benefits of the Offer and the Merger to RSI, BCM and the Mickel siblings include the following:

         ELIMINATE CERTAIN COSTS. The costs of administration, legal, accounting and other fees associated with operating as a public company subject to the reporting requirements of the Exchange Act will be eliminated once the Offer and the Merger have been consummated. Estimated public-company related expenses are $109,200 for the fiscal year ended August 31, 2005. See "Special Factors - RSI Financial Projections for more information about this estimate.

         ELIMINATE PUBLIC DISCLOSURE AND REPORTING OBLIGATIONS. As a publicly held corporation, RSI's operations and financial position are open to public scrutiny. Information concerning RSI, its officers, directors and certain shareholders (information not ordinarily disclosed by privately held companies) will no longer be readily available to the public, including competitors, once the Offer has been consummated.

         ELIMINATE UNDUE MANAGEMENT DEMANDS. Once the Offer has been consummated, management will be able to focus more on RSI's business free of the time-consuming burden of preparing and filing annual, quarterly, current and other reports with the SEC.

         PARTICIPATION IN FUTURE APPRECIATION. The Mickel siblings will have increased participation in any future appreciation of RSI's business after the Offer. Also, if there is ever any offset to RSI's future taxable income from RSI's net operating loss carryforwards, the benefit of the offset will be realized only by continuing shareholders. See "Special Factors - Conflicts of Interest - Net Operating Loss Carryforwards."

         Detriments of the Offer and the Merger to RSI, BCM and the Mickel siblings include the following:

         MARKET FOR SHARES. The purchase of Shares by BCM pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of any remaining Shares held by the public if the Merger is not consummated. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price to be paid in the Offer. If the Merger is consummated, there would be no public market for the Shares.

         STOCK QUOTATION. The Shares are quoted on the Over the Counter Bulletin Board. According to published guidelines of the Over the Counter Bulletin Board, the Shares might no longer be eligible for quotation on the Over the Counter Bulletin Board if, among other things, RSI no longer files reports pursuant to
Section 12 or Section 15(d) of the Exchange Act. If the Shares were to cease to be quoted on the Over the Counter Bulletin Board, the market for the Shares could be adversely affected.

         RISK OF FUTURE DOWNTURN/LOSSES. The Mickel siblings will assume the entire investment risk of future downturns in RSI's business after the Offer and Merger as well as all of the losses.

PURCHASER'S POSITION REGARDING THE FAIRNESS OF THE OFFER

         We believe the Offer is both financially and procedurally fair to RSI's unaffiliated shareholders. We base our belief on our observations of the following factors, each of which, in our judgment, supports our views as to the fairness of the Offer.

     o The fact that the (negative) net book value of RSI is significantly below the Offer price. Due to RSI's net deficit in shareholder equity, the (unaudited) deficit net book value per share was ($0.04) as of

          August 31, 2004. Accordingly, the Offer price of $0.10 per share exceeds the (unaudited) book value per share as of August 31, 2004 by $0.14.

     o The Offer price substantially exceeds the (estimated nonexistent) liquidation value of the Shares. At August 31, 2004, RSI had assets of approximately $2.0 million and liabilities of approximately $2.3 million. BCM believes that liquidation of RSI would likely result in no return for its stockholders.

     o Because RSI has a consistent history of losses, as indicated in its Exchange Act reports, and because we do not currently expect any substantial change in its prospects, we do not think there is much likelihood of RSI achieving positive net book value or liquidation value in the near future.

     o The $0.10 Offer Price represents a premium of approximately 7.6%, 19.1%, 11.1% and 11.1% over the average closing price of the common stock during the year, quarter, month and week ended August 16, 2004 (the trading day before a going-private transaction was announced) and an 11.1% premium over the closing price of the common stock on August 16, 2004.

     o The Offer is conditioned, among other things, on the tender of a sufficient number of Shares so that, after the Shares are purchased pursuant to the Offer and contributed to BCM by the Mickel siblings, BCM would own at least 90% of the voting securities of RSI.

     o The Mickel siblings' ownership of approximately 76% of the currently outstanding voting securities may have limited the alternatives available to RSI.

     o The Offer provides the RSI shareholders substantially greater opportunity to sell their holdings in RSI at a premium that has not been available in the public market, where historically low volumes of trading have greatly limited liquidity.

     o We believe that the RSI shareholders are capable of evaluating the Offer.

     o RSI shareholders who elect not to tender their Shares in the Offer, will receive the same consideration in the Merger that we pay in the Offer, subject to their right to dissent from the Merger and demand judicial determination of the fair value of their Shares under the NCBCA. This provision is designed to eliminate any concern on the part of RSI shareholders that they should tender into the Offer or risk being treated less fairly.

     o Each RSI shareholder can individually determine whether to tender Shares pursuant to the Offer.

     o The Offer provides RSI shareholders the opportunity to sell their Shares without incurring brokerage and other costs typically associated with market sales.

     o RSI shareholders who believe that the terms of the Merger are not fair can pursue dissenters' rights under North Carolina law.

     o The Mickel siblings have no interest in continuing to support RSI financially as a public company and do not plan to advance further funds to RSI.

         We have made no purchases of RSI stock and there have been no firm offers to acquire RSI in the past two years. Thus, the factors of recent offeror purchases and acquisition offers were not considered. RSI incurred a loss in its most recent fiscal year, would have incurred a loss after eliminating the estimated public company expenses and projects that it will continue to incur losses in its 2004-05 fiscal year on both a public or private company basis. Accordingly, we did not consider RSI's going concern value to be relevant in assessing the fairness of the Offering Price.

         This Offer is not conditioned on the tender by a majority of unaffiliated security holders or by the approval by a majority of RSI's directors who are not RSI employees. Three of the four RSI directors have conflicts of interest. Accordingly, we believe that the Board is unlikely to be able take a position with respect to the Offer. RSI's directors have, on behalf of the unaffiliated shareholders, retained an unaffiliated representative to prepare a report concerning the fairness of the Offer, but have not retained an unaffiliated representative to act on behalf of unaffiliated security holders for purposes of this Offer.

         We believe that the transaction is procedurally fair to unaffiliated shareholders despite the absence of a "majority of the minority" tender requirement or an unaffiliated representative because, among other things, each shareholder can make the determination whether to tender or not, any shareholders who do not tender their Shares and who dissent from the Merger may exercise dissenters' rights in accordance with North Carolina law, and shareholders will have the opportunity to review an analysis of the fairness of the Offering Price from the perspective of unaffiliated shareholders in the fairness opinion that is expected to be included in RSI's response to the Offer.

         We have not received or commissioned any report, opinion or appraisal from any outside party relating to this Offer, including the Offering Price or the fairness of the Offering Price or the Offer. We believe that the Offering Price is fair for the reasons included above, and we believe that the size of the Offer does not justify the additional expense that would be associated with our commissioning a third party report or appraisal. We did not consider the fairness report prepared for RSI's directors on behalf of the unaffiliated shareholders in reaching our conclusion that the Offering Price is fair. As noted in "Special Factors - Background", we had arrived at the $0.10 Offering Price prior to the engagement of Economic Evaluations. We do, however, believe that the fairness opinion provides a measure of confirmation of our pre-existing determination of fairness.

NEITHER BCM NOR ITS SHAREHOLDERS ARE MAKING ANY SPECIFIC RECOMMENDATION REGARDING WHETHER YOU SHOULD TENDER YOUR SHARES IN THIS TENDER OFFER. ACCORDINGLY, YOU MUST MAKE YOUR OWN DETERMINATION AS TO WHETHER OR NOT YOU WISH TO TENDER YOUR SHARES.

RSI FINANCIAL PROJECTIONS

         RSI does not, as a matter of course, make public forecasts or projections as to revenues or other income statement data, cash flows or balance sheet and financial position information. However, as part of RSI's ongoing financial planning process, RSI's management periodically prepares financial projections, which are not publicly available, of RSI's expected results of operations and provides these projections to the Board of Directors of RSI. Two of the Mickel siblings are members of RSI's management and directors of RSI. Buck A. Mickel, RSI's President, participated in the preparation of RSI's projections, and Charles C. Mickel received the projections in his capacity as director. The projections were presented at the August 2, 2004 meeting of the board of directors of RSI in the normal course of business and were prepared by Joe F. Ogburn, the Chief Financial Officer of RSI, using parameters set by the President of RSI, Buck A. Mickel.

         The following are summary financial projections for the fiscal year ending August 31, 2005 provided by RSI to BCM. The projection with respect to RSI as a private company includes the projected pro forma elimination (as if the Offer and Merger had occurred on August 31, 2004) of $109,200 in estimated selling, general and administrative expenses associated with RSI being a public company.

Fiscal 2004-2005
                                            Public          Private
                                           Company          Company
                                       ---------------- -----------------

Revenues from services                 $    5,132,381     $  5,132,381
Cost of services                            4,290,745        4,290,745
                                       ---------------- -----------------

Gross profit                                  841,636          841,636

Expenses:
    Selling, general and
    administrative                            902,236          793,036
                                       ---------------- -----------------

Income (loss) from operations                 (60,600)          48,600

Other income (expense):
Interest expense                             (129,523)        (129,523)
                                       ---------------- -----------------

Total other income (expense)                 (129,523)        (129,523)
                                       ---------------- -----------------

Net loss                               $     (190,123)     $   (80,923)
                                       ================ =================

The following table includes detail with respect to the actual public company-related expenses for fiscal 2002-3 and projected public-company related expenses for fiscal 2004-5. None of these would be incurred by RSI as a private company, and accordingly none would be incurred following consummation of the Offer.

                                          Estimated          Actual
                                        Fiscal 2004-5      Fiscal 2002-3
                                       ---------------- -----------------

Printing annual report                    $    3,000         $   2,948
Legal fees for usual
securities-related services
(excluding Offer and Merger)                  36,000            19,366
Accounting and auditing fees for
usual securities-related services             24,000            13,075
Shareholder relations expense                  4,200             4,046
Stock transfer fees                            6,000             6,000
Internal control evaluation                   36,000                 0
                                       ----------------   ---------------
                                          $  109,200         $  45,435


         CAUTIONARY STATEMENT CONCERNING RSI PROJECTIONS. RSI's projections have been included in the Offer to Purchase for the limited purpose of giving shareholders access to financial projections that were prepared by RSI management and obtained by the two BCM representatives on the RSI Board of Directors in their capacities as directors of RSI. Such information was prepared by RSI management for internal use and not with a view to publication. The projections were based on generally accepted accounting principles.

         RSI's projections were based on assumptions concerning RSI's business prospects and other revenue and operating assumptions, which were disclosed at the August 2, 2004 meeting of the RSI Board of Directors at which the projections were presented. The projected revenues as adjusted were based on the average revenues of April, May and June 2004. The projected revenues as adjusted in the financial projections were increased from the base revenues of April, May and June 2004 by approximately 11.6% because of an expected increase in the number of workers at one customer plus a new customer that was expected to have 10 workers during the 2004-2005 fiscal year. Revenues of the remaining customers were expected to remain at the April, May and June 2004 levels. Cost of services provided was projected using the average percentage of cost of services to revenues that the Company experienced during April, May and June 2004. Projected expenses other than the cost of services were based on the cost structure that the Company was experiencing during the fiscal year ended August 31, 2004. We believe that these assumptions are reasonable.

         Projected information of this type is considered a forward looking statement based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies. These uncertainties and contingencies are difficult to predict and many are beyond the ability of any company to control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth above. In addition, RSI's projections were not prepared by BCM (although Buck A. Mickel was involved in their preparation in his capacity as President of RSI), did not include any involvement by RSI's independent accountants and were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts.

TREATMENT OF RSI OPTIONS

         If the Offer is consummated and the Merger occurs, at the effective time of the Merger all options with respect to RSI stock will be canceled, and options with per share exercise prices less than $0.10 will be converted into the right to receive $0.10 minus the per share exercise price of the option, multiplied by the number of shares of common stock issuable upon exercise of the option.

CONFLICTS OF INTEREST

         The following matters, in addition to those disclosed on Schedule C to this Offer to Purchase, may present actual or potential conflicts of interest with respect to the Offer.

         Certain Affiliates. The financial interests of the BCM shareholders are adverse, as to the Offer price, to the financial interests of RSI's other public stockholders. BCM's shareholders are three siblings, Buck A. Mickel, Charles C. Mickel and Minor Mickel Shaw. Buck A. Mickel is RSI's President and Chief Executive Officer, Charles C. Mickel is RSI's Vice President, and they are two of RSI's four directors. The Mickel siblings beneficially own approximately 76% of RSI's common stock. In the event the Offer is completed, as equity owners of RSI (or of New RSI, the surviving company upon completion of the Merger), the Mickel siblings would benefit to the extent RSI pays less consideration for the Shares. Further, if the Offer is completed, they would possess a substantial interest in RSI's future earnings and growth insofar as such earnings and growth are realized.

         Joe F. Ogburn serves as a director of RSI and also as RSI's Secretary and Chief Financial Officer. Following the Merger, he will continue to serve as a director and as Secretary and Chief Financial Officer of New RSI, the surviving company.

         C.C. Guy, another director of RSI, will continue to serve as a director of New RSI upon the Merger.

         Michael J. Bolt serves as President of Employment Solutions, Inc., RSI's subsidiary. His father, Charles M. Bolt, was on RSI's Board. Mr. Charles
M. Bolt participated in past Board discussions relating to a going-private transaction for RSI, but was unable to serve for health reasons after September 1, 2004. Charles M. Bolt passed away on November 3, 2004.

         Net Operating Loss Carryforwards. According to its 10-KSB for its fiscal year ended August 31, 2004, RSI had approximately $12.8 million in net operating loss carryforwards for income tax purposes at August 31, 2004. Because

RSI has a consistent history of losses, we believe that there is not much likelihood of RSI's utilizing these carryforwards, which expire in 2006 through 2024. In RSI's 2004 10-KSB, RSI indicated that it did not record a deferred tax asset because it did not believe that it was more likely than not that it would be able to utilize these carryforwards. If RSI had recorded the full net deferred tax asset on its balance sheet at August 31, 2004, the amount of the net deferred tax asset would have been $4.8 million. To our knowledge, RSI has not prepared any projections that utilize any carryforwards, and we do not foresee RSI's present operation utilizing any substantial amount of this carryforward.

         If, through improvements in the operating results of its current business or through the acquisition of profitable businesses, RSI were to become profitable before its carryforwards expire or are otherwise lost, it would be able to utilize them to offset future taxable income, reducing its income tax expense and increasing its future net earnings, and any offset would only be realized by continuing shareholders.

         Control of RSI. The Mickel siblings beneficially owns 76% of the Shares, and accordingly have supermajority voting control over RSI. As a result of their voting interest, the Mickel siblings have the power to control the vote regarding such matters as the election of RSI's directors, amendments to RSI's charter and other fundamental corporate transactions.

         Treatment of Stock Options. In connection with the Merger, all options with respect to RSI stock would be canceled, and options with per share exercise prices less than $0.10 would be converted into the right to receive $0.10 minus the per share exercise price of the option, multiplied by the number of shares of common stock issuable upon exercise of the option. The following insiders have the following number of options with respect to RSI stock with exercise prices under $0.10 and, as part of the Merger, would receive the following amounts of option-related Merger consideration:

             Name                                Options        Amount
             ----                                -------        ------
             Buck A. Mickel                      300,000        $    6,900
             Charles C. Mickel                    10,000        $      300
             C.C. Guy                             10,000        $      300
             Joe F. Ogburn                       120,000        $    3,600
                                                 =======        ==========
                      TOTAL                      440,000        $   11,100

         Directors and Officers of RSI. See Schedule A to this Offer to Purchase for a listing of the positions that the shareholders of BCM hold with RSI and see Schedule B for a listing of the shares of our common stock owned by such persons.

CONDUCT OF RSI'S BUSINESS IF THE OFFER IS NOT COMPLETED

         If the Offer is not completed because a condition is not satisfied or waived, BCM expects that BCM and its shareholders will re-evaluate other potential strategies to address their concerns regarding RSI's future operations. In particular, BCM may consider:

     o engaging in open market or privately negotiated purchases of Shares to increase BCM's ownership of the Shares to at least 90% of the then outstanding Shares and then, subject to any applicable statutory anti-takeover restrictions, effecting a short-form merger;

     o engaging in open market or privately negotiated purchases of Shares to reduce the number of holders of record to fewer than 500, followed by termination of registration of RSI's common stock;

     o proposing that BCM and RSI enter into a merger agreement or sell its primary asset, the equity interest in Employment Solutions, either of which would require the approval of the RSI board and the vote of two-thirds of the outstanding Shares in favor of the merger (which vote in favor of the merger could be effected by virtue of BCM's beneficial ownership of the Shares, subject to applicable statutory antitakeover provisions); or

     o    proposing voluntary or (as creditors) involuntary bankruptcy for RSI.

         If BCM were to pursue any of these alternatives, it might take considerably longer for the public stockholders of RSI to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. Any such transaction may result in proceeds per Share to the public stockholders of RSI that are more or less than or the same as the Offer Price. If BCM engages in any of these transactions that is subject to the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, it will amend its SEC disclosure documents and comply with the filing, timing and dissemination requirements of that rule.


                                    THE OFFER

TERMS OF THE OFFER

         Upon the terms and subject to the conditions set forth in the Offer (including the Minimum Tender Condition and the other terms and conditions set forth in "The Offer - Conditions of the Offer" and, if the Offer is extended or amended, the terms and conditions of such extension or amendment (the "Offer Conditions")), the Mickel siblings will contribute their Shares to BCM and BCM will accept for payment, and pay for, Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by "The Offer
- Rights of Withdrawal". The term "Expiration Date" means 5:00 p.m., New York City time, on [_____], [________], 2005, unless BCM shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by BCM, shall expire. The period until 5:00 p.m., New York City time, on [_____], [________], 2005, as such may be extended, is referred to as the "Offering Period."

         BCM may elect, in its sole discretion, to provide a subsequent offering period of three (3) to twenty (20) business days (the "Subsequent Offering Period"). A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which shareholders may tender Shares not tendered during the Offering Period. If BCM decides to provide for a Subsequent Offering Period, BCM will make an announcement to that effect by issuing a press release no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

         Subject to the applicable rules and regulations of the SEC, BCM expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary and issuing a press release announcing the extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date and otherwise in accordance with applicable SEC rules. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the terms of the Offer, including the right of a tendering shareholder to withdraw such shareholder's Shares. See "The Offer - Rights of Withdrawal". Subject to the applicable regulations of the SEC, BCM also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, if any of the Offer Conditions are not then satisfied and (ii) to waive any condition and to add, supplement or change any other term and condition of the Offer, by giving oral or written notice of such delay, termination, amendment, waiver or change to the Depositary and by making a public announcement thereof. If BCM elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of twenty (20) business days) by giving oral or written notice of such extension to the Depositary. If BCM accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all Shares so accepted for payment and will immediately accept for payment and promptly pay for all Shares as they are tendered in any

Subsequent Offering Period. BCM confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

         Any delay, termination, amendment, waiver or change of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which BCM may choose to make any public announcement, BCM shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

         BCM confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, BCM will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act.

         If, during the Offering Period, BCM, in its sole discretion, shall decrease the percentage of Shares being sought or increase or decrease the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth (10th) business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten (10) business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

         BCM is making a request of RSI for the use of RSI's shareholder list and security position listings for the purpose of disseminating the Offer to shareholders. Upon compliance by RSI with such request and Rule 14d-5 pertaining to such request, this Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

         Upon the terms and subject to the conditions of the Offer (including the Minimum Tender Condition and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), BCM will accept for payment, and will pay for, Shares validly tendered and not withdrawn promptly after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Shares tendered during the Offering Period will be immediately accepted for payment and promptly paid for following the expiration thereof and Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

         For purposes of the Offer, BCM will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when BCM gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from BCM and transmitting such payments to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

         If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in "The Offer - Procedure for Tendering Shares", such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), promptly following expiration or termination of the Offer.

         BCM reserves the right to transfer or assign in whole or in part from time to time to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve BCM of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

CONTRIBUTION OF MICKEL SHARES

         Upon the satisfaction or waiver of all conditions to the Offer, the Mickel siblings will contribute their Shares to BCM.

PROCEDURE FOR TENDERING SHARES

         Valid Tender. To tender Shares pursuant to the Offer, (a) a Letter of Transmittal (or a facsimile thereof) properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered, and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, or (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and the Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's Message (as defined herein) if the tendering shareholder has not delivered a Letter of Transmittal), prior to the Expiration Date, or (c) the tendering shareholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that BCM may enforce such agreement against the participant.

         Book-Entry Delivery. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below.

         DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

         THE METHOD OF DELIVERY OF THE SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHAREHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "Eligible Guarantor Institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed, however, (a) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

         Guaranteed Delivery. A shareholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

         (i) Such tender is made by or through an Eligible Institution;

         (ii) A properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by BCM, is received by the Depositary, as provided below, prior to the Expiration Date;

         (iii) The certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three
(3) trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. is open for business; and

         (iv) The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

         Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (or a timely Book-Entry Confirmation with respect to such Shares into the Book-Entry Transfer Facility), (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

         UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY BCM, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

         Tender Constitutes an Agreement. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and BCM upon the terms and subject to the conditions of the Offer.

         Appointment. By executing a Letter of Transmittal as set forth above, the tendering shareholder irrevocably appoints the officers and designees of BCM as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by BCM and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after [_________]. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, BCM deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder will be revoked, and no subsequent powers of attorney, proxies and consents by such shareholder may be given (and, if given, will not be deemed effective), with respect to such tendered Shares. BCM's officers or designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the shareholders of RSI, by written consent in lieu of any such meeting or otherwise. BCM reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon BCM's payment for such Shares, BCM must be able to exercise full voting rights with respect to such Shares.

         Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by BCM in its sole discretion, which determination will be final and binding. BCM reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of BCM's counsel, be unlawful. BCM also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of BCM, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. BCM's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

         Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a

Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 28%. All shareholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to BCM and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign shareholders should complete and sign the main signature form and a Form W-8BEN Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal.

RIGHTS OF WITHDRAWAL

         Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the termination of the Offering Period and, unless theretofore accepted for payment by BCM pursuant to the Offer, may also be withdrawn at any time after [________], [__________], 2004]. There will be no withdrawal rights during any Subsequent Offering Period for Shares tendered during the Subsequent Offering Period.

         For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless (a) the notice of withdrawal is signed by registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered in connection with a Letter of Transmittal on which the registered holder did not complete the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" or (b) such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in "The Offer - Procedure for Tendering Shares", any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by BCM, in its sole discretion, which determination shall be final and binding. None of BCM, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in "The Offer - Procedure for Tendering Shares" at any time prior to the Expiration Date.

         If BCM extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares tendered pursuant to the Offer, for any reason, then, without prejudice to BCM's rights under this Offer, the Depositary may, nevertheless, on behalf of BCM, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this section ("Rights of Withdrawal").

FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER

         The following is a summary of material United States federal income tax consequences of the Offer to holders whose Shares are purchased pursuant to the Offer. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, each as currently in effect. All of these are subject to change, possibly with retroactive effect, at any time and, therefore, the following statements and conclusions could be altered or modified. The discussion does not address holders of Shares in whose hands Shares are not capital assets, nor does it address holders who hold Shares as part of a hedging, "straddle," conversion or other integrated transaction, or who received Shares upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of restricted shares received as compensation or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, United States expatriates or non-U.S. persons). Furthermore, the discussion does not address any aspect of state, local or foreign taxation or estate and gift taxation.

         The United States federal income tax consequences set forth below are based upon current law. The following summary does not purport to consider all aspects of United States federal income taxation that might be relevant to our stockholders. Because individual circumstances may differ, we recommend that each holder of Shares consult such holder's own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the Offer, including the application and effect of state, local and other tax laws.

         Sales of any Shares for cash pursuant to the Offer and the exchange of any Shares for cash pursuant to the Merger will not have a tax effect on RSI, BCM or the Mickel siblings.

         The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. If the Shares exchanged constitute capital assets in the hands of the stockholder, gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 15% if the Shares were held for more than one year on the date of sale, and if held for one year or less they will be subject to tax at ordinary income tax rates. Certain limitations may apply on the use of capital losses.

         Payments in connection with the Offer may be subject to "backup withholding" at a 28% rate. Backup withholding generally applies if a holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to include a reportable interest or dividend payment on its United States federal income tax return or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign stockholders if such foreign stockholders submit a statement, signed under penalties of perjury, attesting to their exempt status. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult such stockholder's own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption.

         All stockholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary). Non-corporate foreign stockholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that stockholder's exempt status (such forms can be obtained from the Depositary), in order to avoid backup withholding.

         THE INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. WE RECOMMEND THAT STOCKHOLDERS CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

PRICE RANGE OF SHARES; DIVIDENDS

         The Shares are quoted on the Nasdaq OTC Bulletin Board. The high and low bid quotations of RSI's common stock after giving effect to RSI's 3:1 reverse stock split effective June 10, 2002 are set forth below for the fiscal quarters indicated, as reported by NASDAQ for such periods. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                            2004                   2003
            Fiscal                    High       Low          High        Low
            First Quarter             .10        .08          .19         .03
            Second Quarter            .15        .08          .38         .10
            Third Quarter             .15        .08          .23         .13
            Fourth Quarter            .09        .08          .13         .08

         On August 16, 2004, the last full trading day prior to the announcement of a going-private transaction, the reported closing price of the Shares on the Nasdaq OTC Bulletin Board was $0.09 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

         According to its 10-KSB for the fiscal year ended August 31, 2004, RSI paid no cash dividends with respect to its common stock during fiscal 2004 and 2003, and does not intend to pay cash dividends in the foreseeable future.

CERTAIN INFORMATION CONCERNING RSI

         RSI Holdings was incorporated in North Carolina in 1978. RSI's executive offices are located at 28 East Court Street, Greenville, South Carolina, 29601. Its telephone number is (864) 271-7171.

         RSI has described itself in its 10-KSB for its fiscal year ended August 31, 2004 as follows: From January 2000 to March 2002, RSI did not conduct any business operations other than seeking acquisition opportunities and liquidating assets of its prior businesses. On March 4, 2002, RSI acquired substantially all of the assets of Employment Solutions, LLC, a South Carolina limited liability company through a newly-formed, wholly-owned subsidiary, Employment Solutions, Inc., a South Carolina corporation ("Employment Solutions"). Employment Solutions is in the business of locating and providing labor to industrial companies.

         BCM does not currently own any Shares. Upon satisfaction or waiver of all conditions to the Offer, the Mickel siblings will contribute all their Shares to BCM and accordingly will not tender them in the Offer. BCM expects that all directors, executive officers and affiliates of RSI, other than the Mickel siblings, will tender Shares in the Offer, although it has not sought confirmation from them as to their intention.

         We have not requested that the RSI board approve our offer, and neither RSI nor its board of directors has made any recommendation as to whether shareholders should tender or refrain from tendering their shares in the Offer. Under Rule 14e-2, RSI's board of directors must state its position with respect to this Offer within ten (10) business days of the date of this Offer to Purchase. We believe that the board is unlikely to be able to take a position with respect to the Offer, because three of the four members have conflicts of interest.

Selected Consolidated Financial Information

         The following table sets forth summary historical consolidated balance sheet data for RSI as of August 31, 2004 and August 31, 2003 and income statement data for RSI as of and for the years ended August 31, 2004 and 2003.

         This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in RSI's Annual Report on Form 10-KSB for the year ended August 31, 2004, including the notes thereto. More comprehensive financial information is included in such report (including management's discussion and analysis of financial condition and results of operation) and other reports and documents filed by RSI with the SEC, and the following summary should be read in conjunction with those reports and other documents and all of the financial information and notes contained therein. The financial statements included as Item 7 in RSI's Annual Report on Form 10-KSB for the year ended August 31, 2004 are hereby incorporated herein by this reference. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth below. See "The Offer - Certain Information Concerning RSI".



                                                            August 31, 2004       August 31, 2003
                                                            ---------------       ---------------

                       Assets
Current assets                                                    $360,027             $ 370,695
Property and equipment - net                                        32,186                83,245
Other assets                                                     1,613,998             1,743,117
                                                                ----------            ----------
                                                                $2,006,211            $2,197,057
                                                                ==========            ==========
       Liabilities and Shareholders' Deficit
Current liabilities                                               $562,292              $298,744
Long-term debt                                                   1,775,598             2,091,869
Shareholders' deficit                                             (331,679)            (193,556)
                                                                ----------            ----------
                                                                $2,006,211            $2,197,057
                                                                ==========            ==========



                                                                 Year Ended            Year Ended
                                                              August 31, 2004       August 31, 2003
                                                              ---------------       ---------------

Revenues from services                                            $5,055,245           $5,314,156
Cost of services                                                   4,201,137            4,307,446
                                                                  ----------           ----------
Gross profit                                                         854,108            1,006,710
Expenses                                                             851,669              873,441
                                                                  ----------           ----------

                                       31

Income from operations                                                 2,439              133,269
Other income (expenses)                                             (140,562)            (148,904)
                                                                  ----------           ----------
Net loss                                                          $(138,123)           $  (15,635)
                                                                  ==========           ==========

Comparative Per Share Data

         The following table sets forth certain historical per share data for RSI. Basic and diluted earnings per common share and ratio of earnings to fixed charges are presented for the years ended August 31, 2004 and 2003. Book value per share is presented as of August 31, 2004 and 2003.


                                                                    Year Ended               Year Ended
                                                                 August 31, 2004          August 31, 2003

Net loss per share - basic and diluted                               $ (0.02)                 $ (0.00)
Ratio of earnings to fixed charges*                                     0.29x*                   2.23x

* In fiscal year 2004, fixed charges exceeded earnings by $48,465.

         The term "fixed charges" is defined by the Commission to mean the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries (inapplicable due to RSI having no preference securities). The term "earnings" is defined by the Commission as the amount resulting from adding and subtracting the following items. Add the following: (a) Pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees, and (e) RSI's share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges. From the total of the added items, subtract the (a) interest capitalized, (b) preference security dividend requirements of consolidated subsidiaries (inapplicable due to RSI having no preference securities), and (c) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges (inapplicable due to RSI having no minority interest in any subsidiaries). Equity investees are investments that you account for using the equity method of accounting.


                                                                 August 31, 2004          August 31, 2003
                                                                 ---------------          ---------------

Deficit book value per share                                         $ (0.04)                 $ (0.02)

         Book value per share is not a term defined by generally accepted accounting principles. Book value per share is calculated by dividing shareholders' equity by the weighted average number of shares of common stock outstanding.

Summary Results of Operations for Fiscal 2004

         During the year ended August 31, 2004 RSI's revenues were $5,055,245 as compared to revenues during the year ended August 31, 2003 of $5,314,156. The decrease in revenues during the year ended August 31, 2004 can be attributed to a decrease in the number of workers provided. The decrease resulted from reduced demand for RSI's services from existing customers.

         Cost of services provided during the year ended August 31, 2004 were $4,201,137 as compared to cost of services provided during the year ended August 31, 2003 of $4,307,446. These costs include wages paid directly to the employees, payroll taxes, workers compensation insurance and other costs directly associated with employment of workers. The decrease in cost of services provided primarily results from the decrease in number of workers provided.

         General and administrative expenses during the year ended August 31, 2004 were $851,669 as compared to $873,441 during the year ended August 31, 2003. The reduction of general and administrative expenses is primarily the result of the decrease in certain administration expenses and relates to the decrease in the number of workers provided.

Information Respecting RSI

         Except as otherwise set forth herein, the information concerning RSI contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and should be read in conjunction with them.

         Available Information. RSI is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning RSI's directors and officers, their remuneration, stock options granted to them, the principal holders of RSI's securities, any material interests of such persons in transactions with RSI and other matters is required to be disclosed in proxy statements distributed to RSI's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection and copying (at prescribed rates) at the public reference room at the Commission's offices at 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the operation of the public reference room may be obtained by calling the Commission at 1-800-SEC-0330. Copies may be obtained, by mail, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the Commission's Website at http://www.sec.gov.

CERTAIN INFORMATION CONCERNING BCM

         BCM is a South Carolina corporation incorporated on October 8, 2004 and has its principal executive offices at 28 East Court Street, Post Office Box 6847, Greenville, South Carolina 29606. BCM does not currently own any shares, although the Mickel siblings will contribute their 5,934,856 Shares, representing approximately 76% of the outstanding Shares, to BCM upon satisfaction or waiver of the conditions to the Offer. See Schedule B to this Offer to Purchase. Unless the context otherwise requires, references herein to BCM agreeing to take or refrain from taking business actions include agreement by BCM's shareholders to so act or refrain. BCM has made no arrangements in connection with the Offer to provide holders of Shares access to its files or to obtain counsel or appraisal services at their expense.

         The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted), and material positions held during the past five (5) years (including the name, principal business and address of the organization in which such occupation was conducted), of each of the shareholders of BCM are set forth in Schedule A to this Offer to Purchase. None of BCM or any BCM shareholder has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has BCM or any of its shareholders been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

         Except as set forth under Special Factors, on Schedule B hereto or in the following sentence, neither BCM nor, to the best of its knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or has engaged in any transactions in Shares in the past sixty (60) days. Neither BCM nor any of BCM's shareholders has made any acquisition of RSI's securities during the past two (2) years except for gifts of stock in late September 2004 from Minor Mickel Shaw's children to Mrs. Shaw and her husband

(collectively, 337,500 Shares to each) with respect to the 675,000 Shares that she had gifted to her children in November 2002, followed by the gift of 337,500 Shares in early October 2004 to Minor Mickel Shaw from her husband.

         Except as set forth under "Special Factors", there have been no negotiations, transactions or material contacts during the past two (2) years between BCM, or, to the best of its knowledge, any of the persons listed in Schedule A hereto, on the one hand, and RSI or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets nor to the best knowledge of BCM have there been any such negotiations or material contacts between subsidiaries, executive officers and directors. Except as described under "Special Factors", neither BCM nor, to the best of its knowledge, any of the persons listed in Schedule A hereto, has since the date hereof had any transaction with RSI or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

MERGER; DISSENTERS' RIGHTS; "GOING PRIVATE" RULES

         Merger. If, pursuant to the Offer, BCM acquires Shares which, together with Shares beneficially owned by BCM, constitute at least 90% of the outstanding Shares, BCM will consummate a "short-form" merger pursuant to
Section 55-11-04 of the NCBCA and Section 33-11-104 of the SCBCA promptly following completion of the Offer. Each of these sections provides, in relevant part, that if an entity owns at least 90% of the outstanding Shares, such entity may merge RSI into itself by executing, acknowledging and filing, in accordance with Section 55-11-05 of the NCBCA and Section 33-11-105 of the SCBCA, articles of merger setting forth a copy of the resolution of such entity's board of directors to so merge (including a statement of the terms and conditions of the Merger and the consideration to be paid upon surrender of Shares not owned by
BCM) and the date of its adoption. Under Section 55-11-04 of the NCBCA and
Section 33-11-104 of the SCBCA, the Merger would not require the approval or any other action on the part of the board of directors or the shareholders of RSI. Therefore, if at least 90% of the outstanding Shares are acquired pursuant to the Offer or otherwise, BCM will be able to, and intends to, effect the Merger without a meeting or vote of RSI shareholders or directors.

         The Offer is conditioned on BCM's obtaining a number of Shares in the Offer (including by contribution from the Mickel siblings) sufficient for it to own at least 90% of the Shares, unless waived. If the Minimum Tender Condition is satisfied, BCM will have acquired, as a result of the contribution to BCM of Shares by the Mickel siblings and the Offer, more than 90% of the Shares issued and outstanding, as of the date the Shares are accepted for payment pursuant to the Offer.

         Alternatively, whether or not the Offer is consummated, BCM might seek to effect a merger with RSI pursuant to Section 55-11-01 of the NCBCA and
Section 33-11-101 of the SCBCA. Under RSI's Articles of Incorporation, the NCBCA and the SCBCA, approval of the board of directors of RSI and a vote of at least a majority of the outstanding Shares of RSI entitled to vote thereon would be required to approve such a merger. Even if the Minimum Tender Condition is not satisfied, the Mickel siblings currently have a sufficient number of votes to effect the Merger pursuant to Section 55-11-01 of the NCBCA and Section 33-11-101 of the SCBCA.

         THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH BCM MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF
SECTION 14(A) OF THE EXCHANGE ACT.

         Dissenters' Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, each holder of Shares who has not tendered his Shares in the Offer and has neither voted in favor of the Merger nor consented thereto in writing and who properly exercises his or her dissenters' rights under Article 13 of the NCBCA will be entitled to demand a proceeding by the North Carolina Superior Court to determine the fair value of his or her Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid from the date of the Merger. North Carolina law defines such fair value, with respect to a dissenters' Shares, as the value of the Shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity.

         If the Merger is approved by BCM, RSI shall notify all of its shareholders entitled to assert dissenters' rights, in writing, within 10 days thereafter, that the Merger has been approved by BCM and will send each such RSI shareholder a dissenters' notice as required under Section 55-13-22 of the NCBCA. Such notice shall: (i) state where the payment demand from such shareholder must be sent, and where and when share certificates must be deposited; (ii) supply a form for mailing the payment demand; (iii) set a date by which RSI must receive the payment demand (which must be no fewer than 30 nor more than 60 days after the dissenters' notice is mailed); and (iv) be accompanied by a copy of Article 13 of the NCBCA. An RSI shareholder to whom a dissenters' notice has been mailed as described above, in order to preserve its dissenters' rights, must demand payment and deposit its RSI share certificates in accordance with the requirements of that notice. If the RSI shareholder complies with those requirements, it preserves its right to receive payment for its shares, and surrenders the right to transfer its shares, but retains all other shareholder rights except to the extent they are cancelled or nullified by the Merger. If the shareholder fails to comply with the requirements, it loses its right to dissent.

         Within 30 days after receipt of a demand for payment, RSI must pay each dissenting shareholder the amount that RSI estimates to be the fair value of such shareholder's shares, plus interest accrued from the effective date of the Merger to the date of payment. The payment must be accompanied by: (a) RSI's most recent available balance sheet, income statement and statement of cash flows as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available interim financial statements, if any; (b) an explanation of how the fair value of the shares was estimated; (c) an explanation of the interest calculation; (d) a statement of the dissenters' right to demand payment (as described below); and (e) a copy of
Article 13 of the NCBCA.

         If the Merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, RSI must, pursuant to
Article 13, return the deposited certificates. If after returning the deposited certificates the Merger is consummated, RSI must send a new dissenters' notice and repeat the payment demand procedure.

         An RSI shareholder that has complied with the demand and deposit requirements described above may notify RSI in writing of such shareholder's own estimate of the fair value of his shares and amount of interest due, and demand payment of the excess of such shareholder's estimate of the fair value of such shareholder's shares over the amount previously paid by RSI if: (a) the shareholder believes that the amount paid is less than the fair value of the RSI shares or that the interest is incorrectly calculated; (b) RSI fails to make payment of its estimate of fair value to the shareholder within 30 days after receipt of a demand for payment; or (c) the Merger not having been consummated, RSI does not return the deposited certificates within 60 days after the date set for demanding payment. A shareholder waives the right to demand payment of such excess unless such shareholder notifies RSI of such shareholder's demand in writing within 30 days of RSI's payment of its estimate of fair value (with respect to clause (a) above) or RSI's failure to perform (with respect to clauses (b) and (c) in this paragraph). A shareholder who fails to notify RSI of its demand for payment of such excess within such 30-day period shall be deemed to have withdrawn its dissent and demand of payment of such excess.

         If a demand for payment of the excess of such shareholder's estimate of the fair value of such shareholder's shares over the amount previously paid by RSI remains unsettled, the dissenting shareholder may commence a proceeding within 60 days after the earlier of (a) the date of its payment demand for such excess or (b) the date payment is made, by filing a complaint with the Superior Court Division of the North Carolina General Court of Justice to determine the fair value of the shares and accrued interest. If the dissenting shareholder does not commence the proceeding within such 60-day period, the dissenting shareholder shall be deemed to have withdrawn the dissent and demand for payment.

         The court in such an appraisal proceeding will determine all costs of the proceeding and assess the costs as it finds equitable. The proceeding is to be tried as in other civil actions; however, the dissenting shareholder will not have the right to a trial by jury. The court may also assess the fees and expenses of counsel and expenses for the respective parties, in the amounts the court finds equitable: (a) against RSI if the court finds that it did not substantially comply with the statute; or (b) against RSI or the dissenting shareholder, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against RSI, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited.

         If any holder of Shares who exercises his or her dissenters' rights under Article 13 of the NCBCA fails to perfect, or effectively withdraws or loses his or her right to demand payment or to otherwise exercise his or her dissenters' rights as provided in the NCBCA, the Shares of such shareholder will be converted into the cash consideration offered in the Merger.

         The foregoing discussion is not a complete statement of law pertaining to the dissenters' rights of an RSI shareholder under the NCBCA and is qualified in its entirety by the full text of Article 13 of the NCBCA, which is attached as Schedule D to this Offer to Purchase.

         FAILURE TO FOLLOW THE STEPS REQUIRED BY ARTICLE 13 OF THE NC BUSINESS ACT FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

         "Going Private" Rules. Because BCM is an affiliate of RSI, the transactions contemplated herein constitute a "going private" transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning RSI and certain information relating to the fairness of the Offer and the Merger and the consideration offered to minority shareholders be filed with the SEC and disclosed to minority shareholders prior to consummation of the Merger. BCM has provided such information in this Offer to Purchase. BCM does not presently intend to file a Form 15 to evidence the termination of RSI's duty to file reports pursuant to
Section 12 or Section 15(d) of the Exchange Act until after the Merger is complete.

SOURCE AND AMOUNT OF FUNDS

         BCM estimates that the total amount of funds required to purchase all of the outstanding Shares (other than those already owned directly or indirectly by BCM's shareholders) pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $300,000. BCM has sufficient resources to pay this amount and will pay these funds from its cash on hand.

CONDITIONS OF THE OFFER

         Notwithstanding any other provision of the Offer, BCM will not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment or payment for tendered Shares, and may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if

(i) at the expiration of the Offering Period, there has not been tendered a sufficient number of Shares so that, after the purchase of the Shares pursuant to the Offer and contribution of Shares to BCM by the Mickel siblings, BCM would own at least 90% of the voting securities of RSI (the "Minimum Tender Condition") and the Minimum Tender Condition has not been waived or (ii) on or after [__________], 2004, and at or prior to the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur:

         (a) there shall be threatened, instituted or pending any action, proceeding or application before any court, government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, which (i) challenges the acquisition by BCM of the Shares, seeks to restrain, delay or prohibit the consummation of the Offer or the Merger or the transactions contemplated by the Offer or the Merger, or seeks to obtain any material damages or otherwise directly or indirectly relates to the transactions contemplated by the Offer or the Merger, (ii) seeks to prohibit or impose material limitations on BCM's acquisition, ownership or operation of all or any portion of its or RSI's business or assets (including the business or assets of their respective affiliates and subsidiaries) or of the Shares (including, without limitation, the right to vote the Shares purchased by BCM, on an equal basis with all other Shares, on all matters presented to the shareholders of
RSI), or seeks to compel BCM to dispose of or hold separate all or any portion of its own or RSI's business or assets (including the business or assets of their respective affiliates or subsidiaries) as a result of the transactions contemplated by the Offer or the Merger, (iii) might adversely affect RSI or BCM, or any of their respective affiliates or subsidiaries (an "Adverse Effect"), or (iv) seeks to impose any condition to the Offer unacceptable to BCM; or

         (b) any statute, including without limitation any state anti-takeover statute, rule, regulation, order or injunction, shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable or which becomes applicable or asserted to be applicable to the Offer or the Merger or the transactions contemplated by the Offer or the Merger that might, directly or indirectly, result in any of the consequences referred to in clauses (i) through
(iv) of paragraph (a) above, including any determination or assertion by any governmental authority that a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") is required; or

         (c) any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened that has or might have an Adverse Effect consisting of an estimated reduction greater than 20% in RSI's revenues or an estimated reduction greater than 15% of the value of RSI's current assets, or BCM shall have become aware of any fact that has or might have such an Adverse Effect; or

         (d) there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the outbreak or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or any other event which might affect the extension of credit by banks or other lending institutions, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

         (e) a tender or exchange offer for some portion or all of the Shares shall have been commenced or publicly proposed to be made by another person (other than RSI or its subsidiaries), or it shall have been publicly disclosed or BCM shall have learned that (i) any person (other than RSI or its subsidiaries), entity or "group" (as defined in Section 13(d)(3) of the Exchange
Act) shall have acquired or proposed to acquire more than 5% of the Shares, or shall have been granted any option or right, conditional or otherwise, to acquire more than 5% of the Shares, other than acquisitions for bona fide arbitrage purposes and other than acquisitions by persons or groups who have publicly disclosed in a Schedule 13D or 13G (or amendments thereto on file with the SEC) such ownership on or prior to [______], 2004; (ii) any such person, entity or group who has publicly disclosed any such ownership of more than 5% percent of the Shares prior to such date shall have acquired or proposed to acquire additional Shares constituting more than 1% of the Shares, or shall have been granted any option or right to acquire more than 1% of the Shares; (iii) any new group was, or is, formed which beneficially owns more than 5% of the outstanding Shares; (iv) any person, entity or group shall have entered into a definitive agreement or an agreement in principal or made a proposal with respect to a tender offer or exchange offer for some portion or all of the Shares or a merger, consolidation or other business combination or sale of assets (other than in the ordinary course of business) with or involving RSI or any of its affiliates or subsidiaries; or (v) any person shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire RSI or assets or securities of RSI; or

         (f) RSI and BCM shall have reached an agreement or understanding that the Offer be terminated or amended or BCM (or one of its affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire RSI by merger or similar business combination, or purchase of Shares or assets of RSI; or

         (g) any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or abroad that has or might have an Adverse Effect.

         The foregoing conditions in clause (i) and paragraphs (a) through (g) of clause (ii) are for the sole benefit of BCM and may be asserted by BCM regardless of the circumstances giving rise to any such conditions, or may be waived by BCM as a whole or in part at any time and from time to time in its sole discretion; provided that all conditions of the Offer except for those dependent upon the receipt of necessary government approvals must be satisfied or waived before the expiration of the Offer. The determination as to whether any condition has occurred shall be in the sole and reasonable judgment of BCM and will be final and binding on all parties. The failure by BCM at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time; provided that all conditions of the Offer except for those dependent upon the receipt of necessary government approvals must be satisfied or waived before the expiration of the Offer.

         A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

CERTAIN LEGAL MATTERS

         General. Except as otherwise disclosed herein, BCM is not aware of any licenses or other regulatory permits which appear to be material to the business of RSI and which might be adversely affected by the acquisition of Shares by BCM pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by BCM pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to RSI's or BCM's business or that certain parts of RSI's or BCM's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause BCM to elect to terminate the Offer without the purchase of the Shares thereunder. BCM's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "The Offer - Conditions of the Offer".

         Antitrust Compliance. Under the HSR Act, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. As explained more fully below, however, the Offer is not a reportable transaction under the HSR Act.

         BCM's shareholders currently own directly or beneficially more than 50% of the outstanding voting securities of RSI. See "The Offer - Merger; Dissenters' Rights; `Going Private' Rules". Under HSR Act reporting regulations, this level of ownership means that BCM is in "control" of RSI for the purposes of such regulations. Based on the foregoing, BCM believes no HSR Act filing is required in connection with the Offer.

         Federal Reserve Board Regulations. Regulations T, U and X (the "Margin Regulations") promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. BCM is funding the acquisition of the Shares from its cash on hand. The Margin Regulations are thus inapplicable.

         State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, shareholders, principal executive offices or principal places of business in such states. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the United States Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds e.g. 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested shareholders.

         Pursuant to the North Carolina Shareholder Protection Act of the NCBCA, no business combination involving a corporation which has a class of securities registered under Section 12 of the Exchange Act and any entity that is the beneficial owner, directly or indirectly, of more than 20% of the corporation's voting shares may be consummated unless the holders of 95% of the outstanding voting shares approve the business combination. This provision does not apply if the parties comply with certain requirements specified in the Shareholder Protection Act (relating, among other things, to the value of the consideration paid). One of these requirements is that the price per share in the business combination be at least as high as the highest per-share price paid by the related party in acquiring any of its holdings of the shares of the corporation's common stock.

         In this instance, the highest price paid by any of the Mickel siblings for RSI stock is $1.32, which is the per-share price paid by Buck Mickel in September 1997. At that time, RSI's business, prospects and financial condition were substantially different from what they are today Given RSI's current financial history, situation and prospects, $1.32 is not a per-share price that the Mickel siblings would be willing to offer.

         Alternatively, under the North Carolina law the 95% voting requirement does not apply if there is an applicable exemption. One of the exemptions applies to business combinations involving the corporation and another entity if the corporation was not public at the time the other entity acquired more than 10% of the voting shares. We believe that this exemption applies to the Merger: at the time of the spin-off of RSI from its former parent in 1989, when RSI became a public company, the Mickel siblings beneficially owned over 25% of the stock of the parent company (and, upon the spin-off, of RSI), and the Vice President and the Chairman of the Board and Chief Executive Officer of the parent were Buck A. Mickel and his father, Buck Mickel, respectively.

         Although we believe that this exemption applies, the factual situation is complicated and there is no interpretive caselaw with respect to this exemption, and accordingly there is some uncertainty as to the application of this statute to RSI. If this uncertainty were to be resolved to require receipt of 95% approval of RSI's outstanding shares for a business combination between BCM and RSI, we might not be able to effect the Merger (or any similar merger).

In that event, we would pursue alternative strategies, including deregistration of RSI's common stock, if possible, and liquidation. See "Special Factors - Purpose of the Offer; the Plans of BCM; Consideration of Alternatives."

         The North Carolina Control Share Acquisition Act of the NCBCA applies to a corporation that is incorporated in North Carolina and that has substantial assets in North Carolina, its principal place of business or a principal office within North Carolina, a class of securities registered under Section 12 of the Exchange Act, and more than 10.0% of its shareholders are residents of North Carolina or more than 10.0% of its shares held by North Carolina residents. The North Carolina Control Share Acquisition Act restricts the voting rights of a person who acquires "control shares" in a covered corporation. Control shares are shares that, when added to all other shares of the covered corporation beneficially owned by a person, would entitle that person to voting power equal to or greater than one-fifth, one-third or a majority of all voting power. Without shareholder approval by "disinterested shareholders," the shares acquired by the acquiror have no voting rights. RSI has its principal place of business and principal office in South Carolina rather than North Carolina, and is therefore not subject to, the North Carolina Control Share Acquisition Act.

         Based on the foregoing, BCM does not believe that the takeover laws of any state, including North Carolina, apply to the Offer. BCM has not currently complied with any state takeover statute or regulation. BCM reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, BCM might be required to file certain information with, or to receive approvals from, the relevant state authorities, and BCM might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in or prevented from consummating the Offer or the Merger. In such case, BCM may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer. See "The Offer - Conditions of the Offer".

         Agreements Concerning RSI Securities. Neither BCM nor any BCM shareholder has any agreements with regard to RSI securities other than the Offer.

FEES AND EXPENSES

         BCM has retained Georgeson Shareholder Communications Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and in person, and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses and BCM will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

         BCM will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by BCM for customary mailing and handling expenses incurred by them in forwarding material to their customers.

         In addition, RSI will incur expenses of $17,755 in connection with the Offer. These expenses consist of $17,000 incurred for the fairness opinion of Economic Evaluations engaged by RSI's board on behalf of the unaffiliated shareholders (which represents the total cost of the fairness opinion, which is anticipated to be provided with RSI's response to this Offer on Schedule 14D-9) and $755 incurred in connection with the press release of August 17, 2004 announcing the proposed going-private transaction. (See "Special Factors - Background".)

         The following is an estimate of the fees and expenses to be incurred by
BCM:

          Filing Fees                               $         24
          Legal Fees and Expenses                   $     60,000
          Accounting Fees and Expenses              $          0
          Depositary Fees                           $      7,500
          Information Agent                         $     10,000
          Printing and Solicitation Costs           $      8,000
          Miscellaneous                             $     10,000
                                                          ======
                   Total                            $     95,524


         BCM has not made any provisions in connection with this Offer for RSI shareholders to access its files or for BCM to provide counsel or legal advice to RSI's shareholders at BCM's expense.

MISCELLANEOUS

         The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. BCM may, however, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

         BCM is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

         BCM has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement includes within it the information required by the SEC's Statement on Schedule 13E-3 relating to "going private" transactions. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in "The Offer - Certain Information Concerning RSI".

         No person has been authorized to give any information or make any representation on behalf of BCM not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                     AMERICAN STOCK TRANSFER & TRUST COMPANY

                         [DELIVERY INFORMATION TO COME]

                             For information, call:

                                   [--------]


         Questions and requests for assistance or for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.

                           17 State Street, 10th Floor
                            New York, New York 10004
                             Toll Free: 888-264-7027
                    Banks and Brokers may call: 212-440-9800

                                   SCHEDULE A

                               SHAREHOLDERS OF BCM

     Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each shareholder of BCM Acquisition Corp. Each person identified below has held his or her position since the formation of BCM Acquisition Corp. on October 8, 2004. The principal address of BCM Acquisition Corp. and, unless indicated below, the current business address for each individual listed below is c/o BCM Acquisition Corp., 28 East Court Street, Greenville, South Carolina, 29601;
Telephone: (864) 271-7171. BCM and the BCM shareholders are U.S. citizens.

     Buck A. Mickel has served as the President and Chief Executive Officer and as a director of RSI since July 28, 1998, following the death of his father, Mr. Buck Mickel. Mr. Mickel was Vice President of RSI from 1989 to January 1995 and from September 1996 to July 1998. Mr. Mickel served as a consultant to RSI from January 1995 to September 1996. Mr. Mickel served as a director of RSI or RSI Corporation from 1987 until December 1992. Mr. Mickel currently serves as a director of Delta Woodside Industries, Inc. and Delta Apparel, Inc.

     Charles C. Mickel has served as a director of RSI since 2001 and as Vice President of RSI since September 1, 2003. Mr. Mickel served as vice president of
U. S. Shelter Corporation from 1981 to 1990 and vice president of asset management of Insigna Financial Group, Inc., the successor of U. S. Shelter Corporation, from 1990 to 1992. Since July 1992 Mr. Mickel has been a private investor in commercial real estate. Mr. Mickel is Buck A. Mickel's brother.

     Minor Mickel Shaw is President of Micco Corporation, a family investment company. Previously, Mrs. Shaw was with C&S National Bank of South Carolina and the Manly Investment Group. Mrs. Shaw is a trustee of Nations Funds and is a board member of Piedmont Natural Gas. Previously, she has served on the boards of Interstate Johnson Lane and Nations Banks Carolinas.

                                   SCHEDULE B

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the ownership by BCM, by the BCM shareholders and by the other directors and executive officers of RSI of (a) shares of RSI common stock currently, (b) shares of RSI common stock giving pro forma effect to the proposed contribution to BCM of Shares by the Mickel siblings and the tender of shares to BCM by other persons in the table pursuant to the Offer, and (c) shares of BCM common stock:

                                             RSI - Actual                  RSI - Pro Forma (1)                  BCM
------------------------------------------------------------------------------------------------------------------------------------
                                      Amount and                       Amount and                      Amount and
                                       Nature of                       Nature of                        Nature of
         Name and Address of          Beneficial        Percent        Beneficial        Percent       Beneficial        Percent
           Beneficial Owner            Ownership      of Class (7)     Ownership       of Class (7)     Ownership      of Class (6)
-----------------------------------------------------------------------------------------------------
BCM Acquisition Corp.                    -                  -         6,224,477 (8)       74.2              -                -

Buck A. Mickel                        3,513,975 (2)      41.9           226,666 (9)        2.7             5,202          52.0
President, CEO and director,
RSI and BCM
Shareholder, BCM

Charles C. Mickel                     1,473,851 (3)      17.6             6,666 (10)       0.1             2,472          24.7
Vice President and director,
RSI and BCM
Shareholder, BCM

Minor Mickel Shaw                     1,380,362 (4)      16.5                 - (11)         -             2,326          23.3
Shareholder, BCM

Joe F. Ogburn                           201,990 (5)       2.4           156,665 (12)       1.9              -                -
Secretary, Treasurer and director,
RSI and BCM

C.C. Guy                                 50,962 (6)       0.6             6,666 (13)       0.1              -                -
Director, RSI and BCM

(1) The share ownership shown in this column gives pro forma effect to the contribution by the Mickel siblings of all shares directly beneficially owned by them, which will occur if all conditions to the Offer are satisfied or waived. It is anticipated that all other outstanding shares held by persons in the table will be tendered to BCM in the Offer and that all options will remain unexercised and will be cancelled in the Merger. Accordingly, the share ownership in this column gives pro forma effect to the tender to BCM pursuant to the Offer of all shares shown in the table other than (1) the shares anticipated to be contributed by the Mickel siblings to BCM and (2) shares underlying options.

(2) The number of shares shown as currently beneficially owned by Mr. Buck A. Mickel includes 3,087,309 shares directly owned by him, 150,000 shares owned by him as custodian for his minor child and 226,666 unissued shares subject to stock options held by Mr. Mickel which are currently exercisable. The number of shares shown also includes 50,000 shares held by Mr. Mickel's wife, as to which shares Mr. Mickel disclaims beneficial ownership. As a result of the Offer and Merger, Buck A. Mickel's interest in RSI's (negative) net book value as of August 31, 2004 will increase from 41.9% or ($138,973) to 52.0% or ($172,473), and his interest in RSI's net loss for the fiscal year ended August 31, 2004 will increase from 41.9% or ($57,873) to 52.0% or ($71,823).

(3) The number of shares shown as currently beneficially owned by Mr. Charles C. Mickel includes 1,467,185 shares directly owned by him and 6,666 unissued shares subject to stock options held by Mr. Mickel which are currently exercisable. As a result of the Offer and Merger, Charles C. Mickel's interest in RSI's (negative) net book value as of August 31, 2004 will increase from 17.6% or ($58,375) to 24.7% or ($81,925), and his interest in RSI's net loss for the fiscal year ended August 31, 2004 will increase from 17.6% or ($24,309) to 24.7% or ($34,116).

(4) As a result of the Offer and Merger, Minor M. Shaw's interest in RSI's (negative) net book value as of August 31, 2004 will increase from 16.5% or ($54,727) to 23.3% or ($77,281), and her interest in RSI's net loss for the fiscal year ended August 31, 2004 will increase from 16.5% or ($22,790) to 23.3% or ($32,182).

(5) The number of shares shown as currently beneficially owned by Mr. Ogburn includes 45,142 shares directly owned by him and 156,665 unissued shares subject to stock options held by Mr. Ogburn which are currently exercisable. Such number also includes 183 shares held by Mr. Ogburn's wife, as to which shares Mr. Ogburn disclaims beneficial ownership.

(6) The number of shares shown as currently beneficially owned by Mr. Guy includes 26,307 shares directly owned by him and 6,666 unissued shares subject to stock options held by Mr. Guy which are currently exercisable. The number of shares shown also includes 17,989 shares held by Mr. Guy's wife, as to which shares Mr. Guy disclaims beneficial ownership.

(7) Pursuant to Rule 13d-3 promulgated under the Exchange Act, percentages of total outstanding shares have been computed on the assumption that shares that can be acquired within 60 days upon the exercise of options by a given person are outstanding, but no other shares similarly subject to acquisition by other persons are outstanding.

(8) The number of shares shown includes the 5,934,856 shares that are currently directly beneficially owned by each of Buck A. Mickel (3,087,309 shares), Charles C. Mickel (1,467,185 shares) and Minor M. Shaw (1,380,362 shares), which will be contributed by them to BCM upon satisfaction or waiver of the conditions to the Offer. It also includes the 200,000 shares held by Buck Mickel's wife and by Buck Mickel as custodian for his minor child, as well as the 45,325 shares currently held by Joe Ogburn and his wife and the 44,296 shares currently held by C.C. Guy and his wife, all of which are expected to be tendered in connection with the Offer.

(9) The number of shares shown includes 226,666 unissued shares subject to stock options held by Buck A. Mickel which are currently exercisable. In addition, Buck A. Mickel may be deemed to beneficially own all shares shown as beneficially owned by BCM.

(10) The number of shares shown includes 6,666 unissued shares subject to stock options held by Charles C. Mickel which are currently exercisable. In addition, Charles C. Mickel may be deemed to beneficially own all shares shown as beneficially owned by BCM.

(11) Minor M. Shaw may be deemed to beneficially own all shares shown as beneficially owned by BCM.

(12) The number of shares shown includes 156,665 unissued shares subject to stock options held by Mr. Ogburn which are currently exercisable.

(13) The number of shares shown includes 6,666 unissued shares subject to stock options held by Mr. Guy which are currently exercisable.

                                   SCHEDULE C

                              CERTAIN RELATIONSHIPS

         SALARY AND OTHER COMPENSATION ARRANGEMENTS

         As compensation for his services as President and Chief Executive Officer, Buck A. Mickel received $81,000 in fiscal 2004 and $90,083 in 2003.

         Mr. C.C. Guy retired as an officer of RSI on January 17, 1995. RSI paid him $100 per month in consulting fees during the years ended August 2003 and August 2004. The Board of RSI determined that these payments were appropriate in light of Mr. Guy's long record of service to RSI and value as a consultant to RSI.

         LOAN ARRANGEMENT

         During August 2001, Minor H. Mickel loaned RSI $250,000 under the terms of an unsecured note payable bearing interest at 8.0% per year with the principal balance and all unpaid interest due in August 2006. Mrs. Mickel is the mother of the Mickel siblings.

         During February 2002, Minor H. Mickel loaned RSI $1,200,000 and Buck A. Mickel, Charles C. Mickel and Minor Mickel Shaw, each loaned RSI $20,000 under unsecured promissory notes bearing interest at 7.0% per year with the principal balances and all unpaid interest due in February 2007. Proceeds from these notes aggregating $1,260,000 were used to purchase the assets of RSI's wholly-owned subsidiary, Employment Solutions, Inc.

         On March 25, 2004, Minor H. Mickel gave the two notes above, having principal unpaid balances of $250,000 and $1,200,000 and the unpaid interest at February 29, 2004 of $177,485, in equal parts to Buck A. Mickel, Charles C. Mickel and Minor M. Shaw.

         Buck A. Mickel, Charles C. Mickel and Minor M. Shaw (and, before March 25, 2004, Minor H. Mickel), the creditors of the three notes payable aggregating $1,200,000, have permitted the deferral of payment of interest on these notes since the notes' issuance. Since November 2003, these creditors have also permitted the deferral of payment of interest under the other notes payable held by them, in the aggregate principal amount of $310,000.

         These creditors have agreed that they will not require payment of interest on any of these notes until July 2005 at the earliest. Management of RSI could decide at any time to pay all or part of the accrued interest if it determines that cash balances are sufficient to pay the interest without a detrimental effect on the future operations of RSI. As of August 31, 2004, the aggregate accrued unpaid interest with respect to these notes was $231,833.

         CORPORATE OFFICE ARRANGEMENT

         During fiscal 2003 and 2004, RSI's executive offices were located in a facility consisting of approximately 3,000 square feet of floor space located at 28 East Court Street, Greenville, South Carolina. Rental expense of $30,600 was incurred by RSI during the year ended August 31, 2004 for RSI's executive offices under a month-to-month lease arrangement. The lease at 28 East Court Street, Greenville, South Carolina includes office furniture and equipment. The office space at 28 East Court Street, Greenville, South Carolina was leased from CTST, LLC, which is owned by three shareholders: Buck A. Mickel, Charles C. Mickel and Minor Mickel Shaw. In its proxy statement with respect to its annual meeting in January 2004, RSI stated that it believed that this lease contains provisions as favorable to RSI as could be obtained from a third-party landlord.

                                   SCHEDULE D

                APPRAISAL RIGHTS PROVISIONS OF ARTICLE 13 OF THE
                     NORTH CAROLINA BUSINESS CORPORATION ACT

                                   Article 13.

                               Dissenters' Rights.

             Part 1. Right to Dissent and Obtain Payment for Shares.

SS. 55-13-01.  DEFINITIONS.
     In this Article:
              (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
              (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.
              (3) "Fair value", with respect to a dissenters' shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
              (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.
              (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
              (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
              (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SS. 55-13-02.  RIGHT TO DISSENT.
     (a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:
              (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger whose shares are not affected under G.S. 55-11-04) is a party unless
                      (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;
              (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;
              (2a)    Consummation of a plan of conversion pursuant to Part 2 of
                      Article 11A of this Chapter; (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

              (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenters' shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than an amendment of the articles of incorporation permitting action without meeting to be taken by less than all shareholders entitled to vote, without advance notice, or both, as provided in G.S. 55-7-04; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization; or
              (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
     (b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
     (c) Notwithstanding any other provision of this Article, there shall be no right of shareholders to dissent from, or obtain payment of the fair value of the shares in the event of, the corporate actions set forth in subdivisions (1),
(2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held by at least 2,000 record shareholders. This subsection does not apply in cases in which either:
              (1) The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or
              (2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:
                      a. Cash;
                      b. Shares,  or  shares  and  cash in lieu of fractional
                         shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record shareholders; or
                      c. A combination of cash and shares as set forth in
                         sub-subdivisions a. and b. of this subdivision.

SS. 55-13-03.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.
     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

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          (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
          (2) He does so with respect to all shares of which he is the beneficial shareholder.

                 Part 2. Procedure for Exercise of Dissenters' Rights.

SS. 55-13-20.  NOTICE OF DISSENTERS' RIGHTS.
     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.
     (b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders or is taken by shareholder action without meeting under G.S. 55-7-04, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22. A shareholder who consents to shareholder action taken without meeting under G.S. 55-7-04 approving a corporate action is not entitled to payment for the shareholder's shares under this Article with respect to that corporate action.
     (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.

SS. 55-13-21.  NOTICE OF INTENT TO DEMAND PAYMENT.
     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:
              (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
              (2) Must not vote his shares in favor of the proposed action.
     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

SS. 55-13-22.  DISSENTERS' NOTICE.
     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is approved at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.
     (b) The dissenters' notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters' rights under G.S. 55-13-02, and must:
              (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
              (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
              (3)     Supply a form for demanding payment;
              (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and
              (5)     Be accompanied by a copy of this Article.

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SS. 55-13-23.  DUTY TO DEMAND PAYMENT.
     (a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.
     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.
     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article.

SS. 55-13-24.  SHARE RESTRICTIONS.
     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.
     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

SS. 55-13-25.  PAYMENT.
     (a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.
     (b) The payment shall be accompanied by:
              (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;
              (2) An explanation of how the corporation estimated the fair value of the shares;
              (3)     An explanation of how the interest was calculated;
              (4) A statement of the dissenters' right to demand payment under G.S. 55-13-28; and (5) A copy of this Article.

SS. 55-13-26.  FAILURE TO TAKE ACTION.
     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.

SS. 55-13-28. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH CORPORATION'S PAYMENT OR FAILURE TO PERFORM.
     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:
              (1) The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;
              (2)     The corporation fails to make payment under G.S. 55-13-25;
                      or
              (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.
     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his

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shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

                      Part 3. Judicial Appraisal of Shares.

SS. 55-13-30.  COURT ACTION.

      (a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenters' payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.
      (a1) Repealed by Session Laws 1997-202, s. 4.
      (b) Reserved for future codification purposes.
      (c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.
      (d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.
      (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SS. 55-13-31.  COURT COSTS AND COUNSEL FEES.
     (a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.
     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
              (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or
              (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.
     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.



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